                                                                 Exhibit 10.1


                           PAINE WEBBER GROUP INC.,


                           GENERAL ELECTRIC COMPANY


                                     AND


                          KIDDER, PEABODY GROUP INC.





                          -------------------------
                           ASSET PURCHASE AGREEMENT
                          -------------------------



                          for the Purchase and Sale


                                      of


                              Certain Assets of

                          KIDDER, PEABODY GROUP INC.


                         ----------------------------
                         Dated as of October 17, 1994
                         ----------------------------

                              TABLE OF CONTENTS

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                                  ARTICLE I

                                 Definitions

SECTION 1.01.     Definitions . . . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.02.     Terms Generally . . . . . . . . . . . . . . . . . . . .  15


                                  ARTICLE II

               Purchase of Assets and Assumption of Liabilities


SECTION 2.01.     Purchase and Sale . . . . . . . . . . . . . . . . . . .  16
SECTION 2.02.     Transfer of Assets  . . . . . . . . . . . . . . . . . .  16
SECTION 2.03.     Subsequent Documentation  . . . . . . . . . . . . . . .  16
SECTION 2.04.     Asset Transfers Requiring Consent . . . . . . . . . . .  17
SECTION 2.05.     Assumption of Certain Liabilities . . . . . . . . . . .  18
SECTION 2.06.     Excluded Liabilities  . . . . . . . . . . . . . . . . .  19
SECTION 2.07.     Return of Selected Assets . . . . . . . . . . . . . . .  21
SECTION 2.08.     Exclusion of Selected Securities  . . . . . . . . . . .  22
SECTION 2.09.     Return of Securities  . . . . . . . . . . . . . . . . .  24
SECTION 2.10.     The LM Expert . . . . . . . . . . . . . . . . . . . . .  26


                                 ARTICLE III

                  Purchase Price; Closing; Additional Assets

SECTION 3.01.     Purchase Price  . . . . . . . . . . . . . . . . . . . .  26
SECTION 3.02.     Closing . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 3.03.     Additional Acquired Liquid Assets To Be Transferred . .  27
SECTION 3.04.     Post-Closing Delivery   . . . . . . . . . . . . . . . .  28
SECTION 3.05.     Deferred Purchase Price . . . . . . . . . . . . . . . .  30

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
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                                  ARTICLE IV

                            Closing; Risk of Loss
SECTION 4.01.     Closing . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 4.02.     Risk of Loss  . . . . . . . . . . . . . . . . . . . . .  31


                                  ARTICLE V

                 Representations and Warranties of the Seller
                                and the Parent

SECTION 5.01.     Corporate Organization  . . . . . . . . . . . . . . . .  32
SECTION 5.02.     Qualification To Do Business  . . . . . . . . . . . . .  32
SECTION 5.03.     Authorization and Validity of Transaction Documents . .  32
SECTION 5.04.     No Conflict or Violation; Consents  . . . . . . . . . .  33
SECTION 5.05.     Financial Statements  . . . . . . . . . . . . . . . . .  34
SECTION 5.06.     Tax Matters . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 5.07.     Real Property . . . . . . . . . . . . . . . . . . . . .  36
SECTION 5.08.     Intellectual Property . . . . . . . . . . . . . . . . .  36
SECTION 5.09.     Litigation  . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 5.10.     Contracts . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 5.11.     Benefit Plans . . . . . . . . . . . . . . . . . . . . .  38
SECTION 5.12.     Investment Purpose; Legend  . . . . . . . . . . . . . .  38
SECTION 5.13.     Title to Acquired Assets  . . . . . . . . . . . . . . .  38
SECTION 5.14.     Assets Necessary to Business  . . . . . . . . . . . . .  39
SECTION 5.15.     Absence of Certain Changes or Events  . . . . . . . . .  39
SECTION 5.16.     Brokers or Finders  . . . . . . . . . . . . . . . . . .  39
SECTION 5.17.     No Restraints . . . . . . . . . . . . . . . . . . . . .  39
SECTION 5.18.     Securities  . . . . . . . . . . . . . . . . . . . . . .  40


                                  ARTICLE VI

               Representations and Warranties of the Purchaser

SECTION 6.01.     Corporate Organization  . . . . . . . . . . . . . . . .  40
SECTION 6.02.     Qualification To Do Business  . . . . . . . . . . . . .  40
SECTION 6.03.     Authorization and Validity of Transaction Documents . .  40
SECTION 6.04.     No Conflict or Violation; Consents  . . . . . . . . . .  41
SECTION 6.05.     Capital Stock and Related Matters . . . . . . . . . . .  42

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
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
SECTION 6.06.     Common Stock Consideration; Convertible Preferred
                    Stock; Redeemable Preferred Stock . . . . . . . . . .  42
SECTION 6.07.     Brokers or Finders  . . . . . . . . . . . . . . . . . .  43
SECTION 6.08.     1934 Act Filings  . . . . . . . . . . . . . . . . . . .  43


                                 ARTICLE VII

                    Covenants of the Parent and the Seller

SECTION 7.01.     Actions and Conduct of Acquired Businesses Before
                    the Closing Date  . . . . . . . . . . . . . . . . . .  44
SECTION 7.02.     Consents and Approvals  . . . . . . . . . . . . . . . .  46
SECTION 7.03.     Access to Properties and Records  . . . . . . . . . . .  46
SECTION 7.04.     Further Assurances  . . . . . . . . . . . . . . . . . .  47
SECTION 7.05.     Reasonable Efforts  . . . . . . . . . . . . . . . . . .  48
SECTION 7.06.     1940 Act; Advisers Act  . . . . . . . . . . . . . . . .  48
SECTION 7.07.     Information To Be Furnished . . . . . . . . . . . . . .  49
SECTION 7.08.     No Other Bids . . . . . . . . . . . . . . . . . . . . .  49
SECTION 7.09.     Advise of Changes . . . . . . . . . . . . . . . . . . .  50
SECTION 7.10.     Collection of Receivables . . . . . . . . . . . . . . .  50
SECTION 7.11.     Change of Name  . . . . . . . . . . . . . . . . . . . .  51
SECTION 7.12.     Certain Fund Directors  . . . . . . . . . . . . . . . .  51
SECTION 7.13.     Insurance Proceeds  . . . . . . . . . . . . . . . . . .  51
SECTION 7.14.     Agreement Not to Compete  . . . . . . . . . . . . . . .  51
SECTION 7.15.     Ordinary Conduct  . . . . . . . . . . . . . . . . . . .  52


                                 ARTICLE VIII

                          Covenants of the Purchaser

SECTION 8.01.     Actions Before the Closing Date . . . . . . . . . . . .  53
SECTION 8.02.     Consents and Approvals  . . . . . . . . . . . . . . . .  53
SECTION 8.03.     Reasonable Efforts  . . . . . . . . . . . . . . . . . .  53
SECTION 8.04.     Access to Records and Information . . . . . . . . . . .  53
SECTION 8.05.     Certificates of Designation . . . . . . . . . . . . . .  54
SECTION 8.06.     Purchaser Securities  . . . . . . . . . . . . . . . . .  54
SECTION 8.07.     Return of Excluded Assets . . . . . . . . . . . . . . .  54
SECTION 8.08.     Ordinary Conduct  . . . . . . . . . . . . . . . . . . .  54
SECTION 8.09.     Information To Be Furnished . . . . . . . . . . . . . .  54


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
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                                  ARTICLE IX

                     Additional Agreements of the Parties

SECTION 9.01.     Additional Acquired Businesses  . . . . . . . . . . . .   54
SECTION 9.02.     Allocation of Purchase Price  . . . . . . . . . . . . .   55
SECTION 9.03.     Bulk Transfer Laws  . . . . . . . . . . . . . . . . . .   57
SECTION 9.04.     Sales of Physical Capital . . . . . . . . . . . . . . .   57
SECTION 9.05.     Off-Balance-Sheet Positions . . . . . . . . . . . . . .   57


                                  ARTICLE X

                               Employee Matters


SECTION 10.01.     Seller Plans  . . . . . . . . . . . . . . . . . . . . .  58
SECTION 10.02.     Cooperation . . . . . . . . . . . . . . . . . . . . . .  58


                                 ARTICLE XI

                                 Tax Matters

SECTION 11.01.     Taxable Periods . . . . . . . . . . . . . . . . . . . .  59
SECTION 11.02.     Tax Allocation Agreement  . . . . . . . . . . . . . . .  59
SECTION 11.03.     Cooperation . . . . . . . . . . . . . . . . . . . . . .  60
SECTION 11.04.     Treatment of Closing Date . . . . . . . . . . . . . . .  61
SECTION 11.05.     FIRPTA  . . . . . . . . . . . . . . . . . . . . . . . .  61
SECTION 11.06.     Transfer Taxes. . . . . . . . . . . . . . . . . . . . .  61
SECTION 11.07.     Consistent Tax Reporting  . . . . . . . . . . . . . . .  61


                                 ARTICLE XII

                               Indemnification

SECTION 12.01.     Indemnification by the Seller and the Parent  . . . . .  62
SECTION 12.02.     Indemnification by the Purchaser  . . . . . . . . . . .  62
SECTION 12.03.     Procedures for Indemnification  . . . . . . . . . . . .  63
SECTION 12.04.     Tax Claims  . . . . . . . . . . . . . . . . . . . . . .  65
SECTION 12.05.     Losses Net of Insurance, etc. . . . . . . . . . . . . .  67

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
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
SECTION 12.06.     Survival of Representations and Warranties  . . . . . .  69


                                 ARTICLE XIII

                     Conditions Precedent to Performance
                         by the Parent and the Seller

SECTION 13.01.     Performance of the Obligations of the Purchaser . . . .  69
SECTION 13.02.     HSR Act . . . . . . . . . . . . . . . . . . . . . . . .  69
SECTION 13.03.     No Violation of Orders  . . . . . . . . . . . . . . . .  69
SECTION 13.04.     Governmental Approvals  . . . . . . . . . . . . . . . .  70
SECTION 13.05.     Other Approvals . . . . . . . . . . . . . . . . . . . .  70



                                 ARTICLE XIV

                     Conditions Precedent to Performance
                               By the Purchaser

SECTION 14.01.     Performance of the Obligations  . . . . . . . . . . . .  70
SECTION 14.02.     HSR Act . . . . . . . . . . . . . . . . . . . . . . . .  70
SECTION 14.03.     No Violation of Orders  . . . . . . . . . . . . . . . .  70
SECTION 14.04.     Governmental Approvals  . . . . . . . . . . . . . . . .  70
SECTION 14.05.     Absence of Restraint  . . . . . . . . . . . . . . . . .  71
SECTION 14.06.     Other Approvals . . . . . . . . . . . . . . . . . . . .  71


                                 ARTICLE XV

                                 Termination

SECTION 15.01.     Conditions of Termination . . . . . . . . . . . . . . .  71
SECTION 15.02.     Effect of Termination . . . . . . . . . . . . . . . . .  72


                                 ARTICLE XVI

                                Miscellaneous

SECTION 16.01.     Successors and Assigns  . . . . . . . . . . . . . . . .  72
SECTION 16.02.     Governing Law; Jurisdiction . . . . . . . . . . . . . .  73
SECTION 16.03.     Expenses  . . . . . . . . . . . . . . . . . . . . . . .  73

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
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
SECTION 16.04.     Severability  . . . . . . . . . . . . . . . . . . . . . 73
SECTION 16.05.     Notices . . . . . . . . . . . . . . . . . . . . . . . . 74
SECTION 16.06.     Amendments; Waivers . . . . . . . . . . . . . . . . . . 75
SECTION 16.07.     Public Announcements  . . . . . . . . . . . . . . . . . 76
SECTION 16.08.     Entire Agreement  . . . . . . . . . . . . . . . . . . . 76
SECTION 16.09.     Parties in Interest . . . . . . . . . . . . . . . . . . 76
SECTION 16.10.     Headings  . . . . . . . . . . . . . . . . . . . . . . . 76
SECTION 16.11.     Counterparts  . . . . . . . . . . . . . . . . . . . . . 76


Exhibit A       Certificate of Designation for Convertible Preferred Stock

Exhibit B       Certificate of Designation for Redeemable Preferred Stock

Exhibit C       Form of Stockholders Agreement

Exhibit D       Form of Tax Allocation Agreement

Schedule 5.05   Financial Statements

Schedule 5.06   Tax Matters

                                  ASSET PURCHASE AGREEMENT, dated as of October
                          17, 1994, among PAINE WEBBER GROUP INC., a Delaware corporation (the "Purchaser"), GENERAL ELECTRIC COMPANY, a New York corporation (the "Parent"), and KIDDER, PEABODY GROUP INC., a Delaware corporation (the "Seller").


                 WHEREAS the Purchaser desires to purchase certain assets from the Seller and certain of its subsidiaries, and the Seller desires to sell, and to cause such subsidiaries to sell, such assets to the Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement; and

                 WHEREAS the parties recognize the importance to the Acquired Businesses (as defined below) of their respective key employees.


                 NOW, THEREFORE, in consideration of the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:


                                   ARTICLE I

                                  Definitions

                 SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                 "Accounts Receivable" shall mean all accounts and notes receivable of each member of the Seller Group, including credit balances and security and commodity balances, outstanding on the Closing Date and arising out of the conduct of any Acquired Business, other than any Excluded Asset.

                 "Acquired Assets" shall mean (a) the Acquired Liquid Assets and (b) the Acquired Operating Assets.

                 "Acquired Businesses" shall mean, subject to the Restructuring Agreement, the business activities and operations of the Seller Group generally described by the following names, other than any Excluded Business:

                 (a) Asset Management;

                 (b) Mortgages, including Single Family Whole Loan Trading, Commercial/Multi-Family Whole Loan Trading, Mortgage Finance, Real Estate Finance (including REIT underwriting and sales and real estate advisory), Research and Contract Finance;

                 (c) Equity Research;

                 (d) Investment Banking, including High Yield and Emerging Markets;

                 (e) International Fixed Income; provided, however, that (i) the Seller has advised the Purchaser that the International Fixed Income business is currently conducted principally through the Seller Group's London office and is also conducted through certain other foreign offices, (ii) the operations and business defined in this clause (e) shall include the related sales force, wherever located, and (iii) without limiting clause (ii) above, except to the extent otherwise specified pursuant to clause (j) below, the operations and business defined in this clause (e) shall include only the London office;

                 (f) Listed Domestic Futures, including sales and marketing of futures and futures option contracts traded on United States futures exchanges and related support functions;

                 (g) Matched Book, consisting of (i) matched repurchase and reverse repurchase and borrowing transactions collateralized by U.S. government and agency Securities, mortgaged-backed Securities or whole loans (conducted in New York) and (ii) such transactions collateralized by foreign government Securities and Eurobond Securities (conducted in London);

                 (h) Investment Services (retail brokerage);

                 (i) Fixed Income (sales force only); and

                 (j) any other business activities and operations of the Seller Group (or any portion thereof) specified by the Purchaser pursuant to
         Section 9.01.

                 "Acquired Liquid Assets" shall mean (i) the cash reflected on the Closing Balance Sheet, (ii) subject to Section 2.09, all Securities held as of the Closing Date by any member of the Seller Group in connection with the conduct of any Acquired Business, other than any Excluded Asset, (iii) the cash and U.S. Government Securities delivered to the Purchaser pursuant to Section 3.03(b) and (iv) subject to Section 2.07(b), the Other Liquid Assets.

                 "Acquired Operating Assets" shall mean (a) all the assets, rights, properties, claims, contracts, goodwill and business of every kind and description, whether tangible or intangible, real, personal or mixed, owned directly or indirectly by any member of the Seller Group and used primarily in the conduct of any Acquired Business, including Assigned Contracts, including customer account agreements, Exchange Memberships, Intellectual Property, Leased Real Property, Licenses and Permits and Owned Real Property, other than any Equipment and Machinery, (b) the Equipment and Machinery, (c) if mutually agreed between the Purchaser and the Seller, the stock of any member of the Seller Group, other than the Seller, any foreign member, or any member that directly or indirectly owns stock in a foreign member, that the Purchaser identifies to the Seller in writing prior to the Closing, (d) the Books and Records and (e) any hedges and derivatives included within the Acquired Assets pursuant to Section 9.05, other than, in each case, any Excluded Asset, any Security and any Other Liquid Asset.

                 "Advisers Act" shall mean the Investment Advisers Act of 1940.

                 "Affiliate" shall mean, with respect to a specified person, a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the person specified and when used with respect to the Parent or the Seller, shall include the members of the Seller Group.

                 "aggregate market value", when used in Section 2.08, has the meaning specified in Section 2.08(b)(i).

                 "Applicable Law" shall mean all applicable provisions of all
(a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

                 "Assigned Contracts" has the meaning set forth in Section 2.07(c).

                 "Assumed Liabilities" has the meaning set forth in Section
2.05.

                 "Assumption Agreement" shall mean the assumption agreement dated as of the Closing Date by the Purchaser in favor of the members of the Seller Group, reasonably satisfactory in form and substance to the parties, pursuant to which the Purchaser shall assume the Assumed Liabilities in accordance with this Agreement.

                 "Balance Sheet" has the meaning set forth in Section 5.05.

                 "Balance Sheet Principles" shall mean (a) including no assets other than Acquired Assets, (b) containing separate line items for cash, Securities (other than U.S. Government Securities), U.S. Government Securities, Physical Capital and Other Liquid Assets, (c) valuing all Securities and Exchange Seats at fair market value as of the date of the applicable balance sheet, (d) including no Excluded Liabilities specified in clauses (ii) through
(xii) of Section 2.06 and (e) otherwise in accordance with generally accepted accounting principles, on a basis consistent with the Seller's past practice.

                 "Benefit Plans" has the meaning set forth in Section 5.11.

                 "Books and Records" shall mean all books of account, records, files and invoices used primarily in the Acquired Businesses, including all customer files, customer account records, production data, equipment maintenance data, employee files relating to Continuing Employees, accounting records, inventory records, sales and sales promotional data, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, reference catalogs, Tax records and Returns and any other similar records and data, other than any Excluded Asset.

                 "Business Day" shall mean any day other than a Saturday, Sunday or other legal holiday in New York City or a day on which the NYSE does not conduct regular trading.

                 "CFTC" shall mean the Commodity Futures Trading Commission.

                 "Closing" has the meaning set forth in Section 4.01.

                 "Closing Balance Sheet" has the meaning set forth in Section 3.04.

                 "Closing Balance Sheet Report" has the meaning set forth in
Section 3.04.

                 "Closing Date" has the meaning set forth in Section 4.01.

                 "Closing Securities Listing" has the meaning set forth in
Section 2.09.

                 "Code" shall mean the Internal Revenue Code of 1986.

                 "Commission" shall mean the Securities and Exchange Commission.

                 "Common Stock" shall mean the Purchaser's Common Stock, par value $1 per share.

                 "Common Stock Consideration" shall mean 21,500,000 shares of Common Stock.

                 "Commonly Controlled Entity" has the meaning set forth in
Section 5.11.

                 "Confidentiality Agreement" shall mean the two letter agreements between the Purchaser and the Seller relating to confidentiality.

                 "Continuing Employee" shall mean any employee of the Seller Group (including an employee who is absent due to illness, injury, military service or other authorized absence, but not including an employee who is retired or who is disabled within the meaning of any applicable long-term disability plan) who accepts an offer of employment from the Purchaser that takes effect at the Closing (or, in the case of an absent employee, following his or her return to service).

                 "Contract" shall mean any contract, agreement or other instrument or arrangement, excluding any Security and any such item relating to any off-balance sheet hedge or derivative.

                 "Conversion Plan" has the meaning specified in the Restructuring Agreement.

                 "Convertible Preferred Stock" shall mean 1,000,000 shares of 6% Convertible Preferred Stock of the Purchaser having the terms set forth in Exhibit A.

                 "Conveyancing Documents" has the meaning set forth in Section 2.02.

                 "Covered Taxes" has the meaning set forth in Section 5.06.

                 "Deferred Purchase Price" has the meaning set forth in Section 3.05.

                 "Delayed Asset" has the meaning set forth in Section 2.04.

                 "Delayed Liability" has the meaning set forth in Section 2.04.

                 "DRD" has the meaning set forth in Section 3.05.

                 "Equipment and Machinery" shall mean all the equipment, machinery, furniture, fixtures and improvements, supplies and vehicles owned or leased by any member of the Seller Group and used exclusively in the operation of any Acquired Business.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

                 "Exchange Membership" shall mean each membership in any securities or commodities exchange held by or on behalf of any member of the Seller Group primarily in connection with its conduct of any Acquired Business and any agreements relating thereto, other than (i) any Excluded Asset and (ii) any such item that confers a particular status on the applicable member of the Seller Group if the

Purchaser or any relevant subsidiary of the Purchaser possesses such status.

                 "Exchange Seat" shall mean each seat on any securities or commodities exchange held by or on behalf of any member of the Seller Group primarily in connection with its conduct of any Acquired Business, other than any Excluded Asset.

                 "Excluded Assets" shall mean all right, title and interest of the members of the Seller Group in (a) any Securities known as collateralized mortgage obligations, (b) any assets (other than Securities, Physical Capital, Contracts and Other Liquid Assets) and any Exchange Seats described in any notice of assets to be excluded delivered by the Purchaser to the Seller from time to time prior to the Closing (provided that any asset identified to the Purchaser pursuant to Section 7.03(b) may only be excluded pursuant to this clause (b) in a notice delivered by the Purchaser to the Seller within 30 days of delivery to the Purchaser of such writing), (c) the Securities inventory of any Excluded Business, (d) any Securities excluded pursuant to Section 2.08,
(e) each other asset of any member of the Seller Group not used primarily (or in the case of Equipment and Machinery, exclusively) in the conduct of any Acquired Business, (f) the "GE" and "General Electric Company" marks and names and any derivatives thereof, (g) the Excluded Documents, (h) any Books and Records that the Seller is required to retain under Applicable Law (including applicable Tax law and regulations), (i) any rights attributable to any Excluded Asset or Excluded Business (including any Contract forming part of the Excluded Assets or the performance of which is an Excluded Liability), (j) any off-balance sheet hedges and derivatives and related assets, other than those included within the Acquired Assets pursuant to Section 9.05, (k) any right to refunds of Excluded Taxes, (l) any Contract not assigned in accordance with
Section 2.07(c) and (m) any asset returned to the Seller pursuant to Section 2.07(a) or 2.07(b).

                 "Excluded Businesses" shall mean the business activities and operations of the Seller Group (or any portion thereof) neither listed in clauses (a) through (i) of the definition of "Acquired Business" nor specified by the Purchaser pursuant to Section 9.01.

                 "Excluded Documents" shall mean any Books and Records or other material created in connection with or in anticipation of any suit, action, proceeding, arbitration, mediation, inquiry or investigation, whether or not created or maintained by counsel, and whether or not subject to the attorney-client privilege, the work product immunity, or any other applicable privilege.

                 "Excluded Liabilities" has the meaning set forth in Section
2.06.

                 "Excluded Taxes" shall mean (i) all Taxes imposed upon the Seller or any present or former Affiliate of the Seller or any other person that is or ever has been affiliated with any Included Subsidiary (in each case other than any Included Subsidiary or any present or former Affiliate of the Purchaser) for any taxable period, (ii) all Taxes related to the Excluded Assets or the Excluded Businesses for any taxable period, (iii) all Taxes relating to or arising under any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice in effect with respect to the Seller, any Included Subsidiary or any present or former Affiliate of the Seller or of any Included Subsidiary during the Pre-Closing Tax Period, and
(iv) all Taxes related to the Acquired Assets accruing, under the principles of Sections 11.01 and 11.04, during the Pre-Closing Tax Period; provided, however that Excluded Taxes shall in no event include the Assumed Liabilities for Taxes described in Sections 2.05(d) and 2.05(e).

                 "fair market value" of an individual Security or any individual Exchange Seat, as of any date, shall mean the net price to the Seller of such Security or Exchange Seat that would be realized in an arm's length sale transaction on such date between a willing buyer and a willing seller, neither under any compulsion to buy or sell, as the case may be.

                 "Financial Statements" has the meaning set forth in Section
5.05.

                 "Funds" shall mean the registered investment companies for which any member of the Seller Group acts as investment adviser or, in the case of open-end funds, principal underwriter.

                 "GAAP" shall mean generally accepted accounting principles consistently applied.

                 "Governmental Authority" shall mean any government, or any commission, authority, board, agency, division, subdivision or any court or tribunal, of the government of the United States or of any state, territory, city, municipality, county or town thereof or of the District of Columbia, or of any foreign jurisdiction, including the employees or agents thereof.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                 "Included Subsidiary" shall mean any subsidiary of the Seller the stock of which forms part of the Acquired Assets.

                 "Independent Accounting Firm" has the meaning set forth in
Section 3.04(a).

                 "Intellectual Property" shall mean (a) patents (including domestic and foreign patents and applications), trademarks and service marks (including registrations and applications therefor), trade names, brands, private labels, copyrights (including registrations and applications therefor), know-how, proprietary processes (whether or not patentable), trade secrets and computer software (including all applications, operating systems, and interface software, in object and source code form); (b) tapes, disks and other electronic or print media embodying or containing any software; (c) enhancements, improvements, modifications and derivative versions of software;
(d) all documentation related to the software and any modifications thereof, including all commentary relating to source codes, user manuals, programmers' manuals, diagrams, flow charts, and maintenance records); and (e) all licenses and rights with respect to the foregoing; in each case that any member of the Seller Group owns or possesses the right to use and that is used primarily in the conduct of any Acquired Business, including all the right, title and interest of each member of the Seller Group in the names "Kidder" and "Kidder Peabody", and all extensions, contractions and abbreviations thereof and derivations therefrom, other than any Excluded Asset.

                 "Interim Balance Sheet" has the meaning set forth in Section 3.03.

                 "Interim Net Book Value Statement" has the meaning set forth in Section 3.03.

                 "LM Expert" has the meaning set forth in Section 2.08(c).

                 "Leased Real Property" has the meaning set forth in Section
5.07.

                 "Licenses and Permits" shall mean the governmental permits, franchises, authorizations, licenses and other rights granted to any member of the Seller Group by any Governmental Authority and applicable to or used primarily in the conduct of any Acquired Business and all certificates of convenience or necessity, immunities, privileges, easements, consents, grants, ordinances and other rights of any character used primarily in the conduct of, or required or necessary for the lawful ownership or operation of, any Acquired Business, other than (i) any Excluded Asset and (ii) any such item that confers a particular status on the applicable member of the Seller Group if the Purchaser or any relevant subsidiary of the Purchaser possesses such status.

                 "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement.

                 "Liquid and Marketable", when used with respect to any Security, shall mean (a) capable of being converted within a reasonable period of time into cash without significant loss of value, (b) able to be sold in a secondary market that has the ability to absorb a reasonable amount of buying and selling activity (in light of the size of such Security) without excessive price volatility and (c) for which there exists a ready secondary market characterized by multiple bona fide bids and offers, reasonable trading volume (in light of the size of such Security) and prompt and orderly settlement of transactions in securities.

                 "Loss" has the meaning set forth in Section 12.01.

                 "Material Adverse Effect" shall mean a material adverse effect on the business, assets, properties, condition (financial or otherwise), operations, results of operations or prospects of the Acquired Businesses taken as a whole.

                 "NASD" shall mean the National Association of Securities Dealers, Inc.

                 "Net Book Value of Tangible Liquid Assets" shall mean the excess of (a) the sum of (i) the Acquired Liquid Assets and (ii) up to a maximum of $20 million in net book value of Physical Capital, in each case as reflected on the Closing Balance Sheet, as finally determined pursuant to
Section 3.04(a), over (b) the Assumed Liabilities, as reflected on the Closing Balance Sheet, as finally determined pursuant to Section 3.04(a).

                 "1940 Act" shall mean the Investment Company Act of 1940.

                 "1934 Act" shall mean the Securities Exchange Act of 1934.

                 "1933 Act" shall mean the Securities Act of 1933.

                 "NYSE" shall mean the New York Stock Exchange.

                 "Opening Securities Listing" has the meaning set forth in
Section 2.09.

                 "Owned Real Property" has the meaning set forth in Section
5.07.

                 "Other Liquid Assets" shall mean (a) all Accounts Receivable (other than those receivable from the Parent or any of its Affiliates (including any Included Subsidiary) and other than any employee forgivable loan) that the Seller reasonably believes will be paid in full within 90 days of the Closing Date, (b) all other intangible assets (other than Accounts Receivable and Securities) owned directly or indirectly by any member of the Seller Group and used primarily in the conduct of any Acquired Business and that represents the right to receive cash on deposit or other cash or Securities and that the Seller reasonably believes will be reduced to cash in accordance with its terms within 90 days of the Closing Date (other than, in the case of this clause (b), any such item that will need to be replaced by the Purchaser following its reduction to cash) and (c) any Exchange Seat, to the extent transferrable and reflected on the Closing Balance Sheet (in accordance with the Balance Sheet Principles) as having value.

                 "person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

                 "Physical Capital" shall mean (a) the equipment, machinery, furniture and fixtures owned by any member of the Seller Group used exclusively in and necessary in the operation of any Acquired Business and (b) the cash proceeds of any insurance claim attributable to loss of or damage to any item described in clause (a) above, to the extent such proceeds are remitted to the Purchaser pursuant to Section 7.03, but not in excess of what would have been the net book value of such item on the Closing Balance Sheet in the absence of such loss or damage.

                 "Post-Closing Tax Period" shall mean all taxable periods beginning on or after the Closing Date and the portion beginning on the Closing Date of any taxable period that includes (but does not begin on) such day.

                 "Pre-Closing Tax Period" shall mean all taxable periods ending before the Closing Date and the portion ending on the day before the Closing Date of any taxable period that includes (but does not end on) such day.

                 "Property Taxes" has the meaning set forth in Section 11.01(a).

                 "Purchase Price" has the meaning set forth in Section 3.01.

                 "Purchaser" has the meaning set forth in the Recitals hereto.

                 "Purchaser Indemnitees" shall mean the Purchaser and its subsidiaries (including the Included Subsidiaries) and their respective officers, directors, employees, agents and advisors.

                 "Redeemable Preferred Stock" shall mean 2,500,000 shares of 9% Redeemable Preferred Stock of the Purchaser having the terms set forth in Exhibit B.

                 "Required Consent" shall mean the consent of any person necessary for the sale, conveyance, transfer or assignment of any Acquired Asset or the assumption of any Assumed Liability.

                 "Restructuring Agreement" shall mean the Restructuring Agreement dated as of the date hereof, among the Purchaser, the Parent and the Seller.

                 "Restructuring Payment" has the meaning set forth in Section 12.05(b).

                 "Retail Brokerage Business" shall mean a full service retail brokerage business such as the retail brokerage businesses being conducted by each of the Seller and the Purchaser on the date of this Agreement.

                 "Retail Brokerage Conversion Agreement" shall mean such agreement or agreements, which may include a conversion agreement and a clearing agreement, dated as of the Closing Date between the Seller and the Purchaser, in form and substance reasonably satisfactory to the Purchaser and the Seller, covering the transfer of assets and businesses related to the retail brokerage operations of the Seller Group, as contemplated by the Restructuring Agreement and this Agreement.

                 "Return" or "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

                 "SEC Documents" has the meaning set forth in Section 6.08.

                 "Securities" shall mean any stock, note, bond, debenture, collateral-trust certificate or transferrable share and any put, call, straddle, option on or warrant or purchase right with respect to any of the foregoing or with respect to any group or index of the foregoing (including any interest therein or based upon the value thereof), including whole loans, mortgage loans and participations therein.

                 "Seller Group" shall mean the Seller and its subsidiaries. Any reference to a "member of the Seller Group" shall be a reference to the Seller or any of its subsidiaries.

                 "Seller Indemnitees" shall mean the Parent and the members of the Seller Group (other than any Included Subsidiary) and their respective officers, directors, employees, agents and advisors.

                 "Stockholders Agreement" shall mean a stockholders agreement dated as of the Closing Date among the Parent, the Seller and the Purchaser, in the form of Exhibit C.

                 "Straddle Period" has the meaning set forth in Section 11.01.

                 "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is being made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                 "Tax" or "Taxes" shall mean all Federal, state, local, foreign and other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes, and including all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice, and including all interest, penalties and additions imposed with respect to such amounts.

                 "Tax Allocation Agreement" has the meaning set forth in
Section 11.02.

                 "Tax Claim" has the meaning set forth in Section 12.04.

                 "Tax Rate" has the meaning set forth in 3.05.

                 "Taxing Authority" shall mean any governmental or quasi-governmental body exercising any Taxing authority or Tax regulatory authority.

                 "Third Party Claim" has the meaning set forth in Section 12.03.

                 "Transaction Documents" shall mean this Agreement, the Confidentiality Agreement, the Conveyancing Documents, the Assumption Agreement, the Restructuring Agreement, the Stockholders Agreement, the Tax Allocation Agreement and the

Retail Brokerage Conversion Agreement and any other ancillary agreements among the parties executed in connection with the transactions contemplated hereby.

                 "Transfer Taxes" shall mean all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including any transfer of assets to the Seller pursuant to Section 2.07 or 3.04(d).

                 "U.S. Government Securities" shall mean direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), excluding interest-only or principal-only stripped securities.

                 "value", when used in Section 2.08, has the meaning set forth in Section 2.08(b)(i).

                 SECTION 1.02.  Terms Generally.  The definitions in Section
1.01 shall apply equally to both the singular and plural forms of the terms defined. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing", "written" and comparable terms refer to printing, typing, lithography or other means of reproducing words in a visible form. Any agreement or instrument or any law, rule or regulation of any Governmental Authority defined or referred to in Section 1.01 means such agreement or instrument or such law, rule or regulation as from time to time amended, modified or supplemented in accordance with the terms thereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of such law, rule or regulation) by succession of any comparable successor law, rule or regulation and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Any term defined below by reference to any agreement or instrument or any law, rule or regulation of any Governmental Authority has such meaning whether or not such agreement, instrument or law, rule or regulation is in effect. "Agreement", "hereof", "herein", "hereunder" and comparable terms refer to this Agreement (including all exhibits and schedules hereto) and not to any particular article, section, clause or other subdivision hereof or attachment hereto. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. References in this Agreement to "Article", "Section", "Clause" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section, clause or subdivision of or attachment to this Agreement.


                                  ARTICLE II

               Purchase of Assets and Assumption of Liabilities

                 SECTION 2.01. Purchase and Sale. Upon the terms and subject to the conditions herein set forth, the Seller shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to the Purchaser (or its designee), and the Purchaser (or its designee) shall purchase and accept from the Seller and the other members of the Seller Group, on the Closing Date, all right, title and interest of the Seller and the other members of the Seller Group in and to the Acquired Assets, wherever located.

                 SECTION 2.02. Transfer of Assets. The sale, conveyance, transfer, assignment and delivery by the members of the Seller Group of the Acquired Assets to the Purchaser shall be effected on the Closing Date by deeds, bills of sale, endorsements, stock powers, assignments and other instruments of transfer and conveyance satisfactory in form and substance to counsel for the Purchaser (the "Conveyancing Documents").

                 SECTION 2.03. Subsequent Documentation. The Seller shall (and shall cause the other members of the Seller Group to), at any time and from time to time after the Closing Date, upon the request of the Purchaser and at the expense of the Seller (but excluding fees of the Purchaser's counsel), do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and other instruments of transfer and conveyance as may be required for the better assigning, transferring, granting, conveying and confirming to the Purchaser or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any of or all the Acquired Assets (any such document, upon its execution and delivery, becoming a Conveyancing Document).

                 SECTION 2.04. Asset Transfers Requiring Consent. (a) The parties recognize that the transfer of certain Acquired Assets to the Purchaser as contemplated hereby cannot be effected without Required Consents. To the extent that any Required Consent with respect to any Acquired Asset has not been obtained on or prior to the Closing Date, such Acquired Asset (a "Delayed Asset") shall not be transferred as an Acquired Asset hereunder, and any related liability that would, but for the absence of such Required Consent, constitute an Assumed Liability (a "Delayed Liability") shall not be assumed by the Purchaser as an Assumed Liability hereunder, unless and until such Required Consent has been obtained. Notwithstanding the foregoing, if any Required Consent is not obtained, the Seller shall, at the request of the Purchaser and at the expense of the Seller, implement any lawful arrangement designed to provide to the Purchaser the benefits under or of the applicable Acquired Asset; provided, however, that the Purchaser assumes and agrees to pay and perform all liabilities relating to such Acquired Asset that would otherwise constitute Assumed Liabilities.

                 (b) At such time and on each occasion after the Closing Date that a Required Consent shall be obtained with respect to any Delayed Asset, such Delayed Asset shall forthwith be transferred and assigned to the Purchaser hereunder, and all related Deferred Liabilities shall be simultaneously assumed by the Purchaser hereunder, whereupon (i) such Delayed Asset shall constitute an Acquired Asset for all purposes hereunder and (ii) such Deferred Liabilities shall constitute Assumed Liabilities for all purposes hereunder.

                 (c) In the event that the shareholders of a Fund do not approve the transfer of the appropriate Contracts to the Purchaser and the Seller Group subsequently sells such Contracts, they shall forthwith remit the proceeds of such sales to the Purchaser.

                 (d) Should a Delayed Asset be transferred or a Delayed Liability be assumed pursuant to this Section after the Closing Date (i) but prior to the final determination of the Closing Balance Sheet, such Delayed Asset or Delayed Liability shall be deemed transferred or assumed, as the case may be, at the Closing, or (ii) after the final determination of the Closing Balance Sheet, an appropriate cash payment shall be made by the Purchaser or the Seller, as applicable, calculated as if such Delayed Asset or Delayed Liability had been transferred or assumed, as the case may be, at the Closing and been included in the Closing Balance Sheet.

                 (e) The parties recognize that the transfer of certain Exchange Memberships and Licenses and Permits may not be permitted under Applicable Law. With respect to any such Exchange Membership or License and Permit, (i) the Seller shall at its expense cooperate with the Purchaser in applying for a replacement therefor, (ii) the Seller shall at its expense use reasonable efforts to convey, to the extent permitted under Applicable Law, the benefits thereof to the Purchaser pending the grant to the Purchaser of a replacement therefor and (iii) if the absence thereof would have a material adverse effect on the ability of the Purchaser to conduct any Acquired Business then, notwithstanding any other provision of this Agreement, the Purchaser shall not be required to purchase the Acquired Assets or assume the Assumed Liabilities relating to such Acquired Business until a replacement therefor shall have been granted.

                 (f) The parties recognize that certain Exchange Memberships, Exchange Seats and Licenses and Permits (other than those covered by Section 2.04(e)) that would otherwise be Acquired Assets are necessary to the conduct by a member of the Seller Group of an Excluded Business. The Purchaser and the Seller shall cooperate to provide such benefits as are necessary to both parties in respect of any such Exchange Membership, Exchange Seat or License and Permit.

                 SECTION 2.05. Assumption of Certain Liabilities. Upon the terms and subject to the conditions set forth in the Transaction Documents, from and after the Closing Date, the Purchaser shall assume and agree to pay, perform and discharge when due the following liabilities and obligations to the extent arising out of the Acquired Businesses, other than any Excluded Liabilities (the "Assumed Liabilities"):

                 (a) liabilities outstanding on the Closing Date of any member of the Seller Group that at the Closing Date finance Securities forming part of the Acquired Liquid Assets, but only to the extent such liabilities are reflected on the Closing Balance Sheet, as finally determined pursuant to Section 3.04(a);

                 (b) (i) liabilities to the extent directly related to the Acquired Assets and (ii) liabilities for amounts owed to any Continuing Employee, pursuant to any Benefit Plan or otherwise, or any customer of any Acquired Business, but, in each case, only to the extent and in the amount reflected on the Closing Balance Sheet, as finally determined pursuant to Section 3.04(a);

                 (c) liabilities and obligations under Assigned Contracts and off-balance sheet hedges and derivatives included within the Acquired Assets pursuant to Section 9.05, but, in each case, only to the extent the due date for payment or performance thereof is after the Closing Date;

                 (d) all Taxes related to the Acquired Assets accruing under the principles of Sections 11.01 and 11.04 during the Post-Closing Tax Period;

                 (e) any Transfer Taxes borne by the Purchaser pursuant to
         Section 11.06; or

                 (f) any liability or obligation expressly allocated to the Purchaser pursuant to the Restructuring Agreement.

                 Notwithstanding anything in this Agreement to the contrary, any liability for Taxes described in Section 2.05(d) or 2.05(e) shall not be an Excluded Liability.

                 SECTION 2.06.  Excluded Liabilities.  Notwithstanding clauses
(a) through (c) and clause (f) of Section 2.05, the Purchaser shall not assume or become liable to pay, perform or discharge any of the following liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise (collectively, the "Excluded Liabilities"):

                 (i) any liability or obligation of any member of the Seller Group not specifically described in clauses (a) through (f) of Section 2.05;

                 (ii) any Excluded Taxes;

                 (iii) any liability or obligation that is attributable to any Excluded Asset or Excluded Business;

                 (iv) any liability or obligation relating to the Acquired Assets or Acquired Businesses arising out of any event or condition occurring or existing prior to the Closing (except any liability or obligation specifically described in clauses (a) through (f) of
         Section 2.05);

                 (v) any liability or obligation of any member of the Seller Group arising out of (A) any suit, action, proceeding, arbitration, mediation, inquiry or investigation pending or threatened as of, or arising out of any event or condition occurring or existing prior to, the Closing or (B) any actual or alleged breach of Applicable Law prior to the Closing;

                 (vi) any liability or obligation (A) of the Parent or any member of the Seller Group to any present or former employee of the Parent or any member of the Seller Group or (B) with respect to any Benefit Plan, except, in any case, for any liability expressly assumed by the Purchaser pursuant to Section 2.05(b);

                 (vii) any liability or obligation of any member of the Seller Group under any Assigned Contract or off-balance sheet hedge or derivative included in the Acquired Assets pursuant to Section 9.05, in each case to the extent (A) attributable to any actual or alleged breach of or non-performance thereunder prior to the Closing Date or
         (B) accruing with respect to any period prior to the Closing Date;

                 (viii) any liability or obligation of any member of the Seller Group to the Parent or any other member of the Seller Group or any of their respective Affiliates (other than to an Included Subsidiary);

                 (ix) any liability or obligation of any member of the Seller Group not incurred in the ordinary course of business consistent with past practices;

                 (x) any liability or obligation pursuant to an Assigned Contract incurred in connection with obtaining any applicable Required Consent;

                 (xi) any liability or obligation of any member of the Seller Group described in any notice of liabilities to be excluded delivered by the Purchaser to the Seller from time to time prior to the Closing (provided that any liability or obligation pursuant to any Contract may only be excluded pursuant to this clause (xi) if such Contract is not an Assigned Contract);

                 (xii) any Transfer Taxes borne by the Seller pursuant to
         Section 11.06; and

                 (xiii) any liability or obligation expressly allocated to the Parent or the Seller pursuant to the Restructuring Agreement.

                 SECTION 2.07. Return of Selected Assets. (a) With respect to any Acquired Asset other than Securities, Other Liquid Assets, Physical Capital and Contracts, the Purchaser may, within 90 days after the Closing Date, elect by notice in writing to the Seller to return such Acquired Asset to the Seller. Upon giving of such notice and the execution by the Purchaser of any appropriate instrument of transfer, such Acquired Asset shall thereafter be an Excluded Asset for all purposes under the Transaction Documents, including for the purpose of determining the Assumed Liabilities.

                 (b) With respect to any Other Liquid Asset, the Purchaser may at any time after 90 days after the Closing Date and prior to the delivery of the Closing Balance Sheet elect by notice in writing to the Seller to return to the Seller such Other Liquid Asset not paid in full or otherwise reduced to cash at the time of such notice. Upon giving of such notice and the execution by the Purchaser of any appropriate instrument of transfer, such Other Liquid Asset (or, to the extent such Other Liquid Asset has been paid in part or not reduced to cash, such remaining unpaid or other portion thereof) shall be deemed to have been an Excluded Asset as of the Closing Date.

                 (c) The Purchaser shall have the right to review Contracts to which any member of the Seller Group is a party and arising out of or used primarily by such Seller Group member in the conduct of any Acquired Business and to determine whether or not to assume any of such Contracts. Any Contracts that are expressly assumed in writing by the Purchaser or that are not described in a notice of Contracts to be excluded delivered by the Purchaser to the Seller within 30 days after identification of such Contract to the Purchaser pursuant to Section 7.03(b) (together, "Assigned Contracts") shall be assigned to and assumed by the Purchaser. Any Contracts that are not Assigned Contracts shall be Excluded Assets.

                 SECTION 2.08 Exclusion of Selected Securities. (a) As soon as practicable after the date of this Agreement, but in no event later than October 19, 1994, the Seller shall deliver to the Purchaser true and complete, detailed securities inventory position information (the "Opening Securities Listing") as of the close of business on October 14, 1994, for each of the businesses of the Seller Group specified in the definition of "Acquired Businesses". The Opening Securities Listing shall contain detailed descriptive information of the type available in the Seller Group's management information systems, including holdings, dates of acquisition, carrying cost and market value and other descriptive information necessary for the Purchaser to make its determinations under this Section.

                 (b) On or before November 5, 1994 (such date to be extended to the extent the Opening Securities Listing is not delivered to the Purchaser by October 19, 1994), the Purchaser may notify the Seller of:

                 (i) any Security on the Opening Securities Listing that the Purchaser does not wish to acquire, whereupon such Security shall become an Excluded Asset; provided, however, that the Purchaser may not exclude pursuant to this clause Securities having a value (determined by reference to market value, as specified in the Opening Securities Listing) ("value") in the aggregate in excess of 10% of the aggregate market value (as specified in the Opening Securities Listing) of the Securities on the Opening Securities Listing (the aggregate market value"); and

                 (ii) any Security or class of Securities on the Opening Securities Listing that the Purchaser reasonably believes in good faith not to be Liquid and Marketable, taking into account all relevant matters, including the aging of such Security (considered in light of the relevant business), the size of the holdings of the Seller Group of such Security or class, existing forward sales commitments with respect to such Security or class, recent sales by the Seller Group of identical Securities, the ability of the Seller Group to enter into repurchase transactions with respect to such Security or Securities of such class and each market in which such Security or Securities of such class can be sold (including the pricing characteristics of such market, the narrowness of the bid/ask spread in such market, historical and recent trading volumes, the depth, breadth and resiliency of such market, the number of buyers, sellers and market-makers participating in such market on a regular basis, the transparency of pricing in such market, the age and history of such market, the existence of any formal, regulated market or exchange, the amount of capital committed to such market and current conditions prevailing in such market).

                 (c) With respect to any Security or class identified by the Purchaser pursuant to Section 2.08(b)(ii), the Purchaser and the Seller shall discuss whether such Security or the Securities of such class is or is not Liquid and Marketable. If, within 10 days of the delivery by the Purchaser of its notice pursuant to Section 2.08(b), the Purchaser and the Seller are unable to agree on whether any Security or the Securities of any class identified by the Purchaser pursuant to Section 2.08(b)(ii) is or is not Liquid and Marketable, the parties shall request that Goldman, Sachs & Co., or such other person or persons with expertise in trading Securities and acceptable to the Purchaser and the Seller (the "LM Expert"), determine whether such Security or the Securities of such class are in its judgment "liquid and marketable" and, to the extent that the LM Expert determines that such Security or the Securities of such class are in its judgment not "liquid and marketable", such Security or all the Securities of such class, as the case may be, shall become Excluded Assets; provided, however, that, if, but for this proviso, the LM Expert would have been requested to make determinations with respect to Securities with a value in excess of 20% of the aggregate market value, then
(i) the Purchaser shall select Securities as to which the Purchaser and the Seller cannot agree with a value equal to 50% of such excess, whereupon such Securities shall become Excluded Assets, (ii) following such selection by the Purchaser, the Seller shall select Securities as to which the Purchaser and the Seller cannot agree with a value equal to 50% of such excess, whereupon such Securities shall become Excluded Assets, and (iii) the balance of such Securities shall be the subject of determination by the LM Expert. If any Security or the Securities of any class identified by the Purchaser pursuant to
Section 2.08(b)(ii) are determined pursuant to this Section 2.08(c) not to be Liquid and Marketable, such Security or the Securities of such class, as the case may be, shall become Excluded Assets.

                 (d) If the Purchaser shall specify pursuant to Section 9.01 that it wishes to acquire any additional business of the Seller Group, the procedures set forth above in this Section shall be repeated with respect to the Securities inventory of such additional business except that the October 14, 1994, date shall be the most recent practicable date prior to the selection by the Purchaser of such additional business pursuant to Section 9.01, and the November 5 date shall be 15 days thereafter (but in no event later than December 3, 1994).

                 SECTION 2.09. Return of Securities. (a) Within three Business Days after the Closing, the Seller shall deliver to the Purchaser true and complete, detailed securities inventory position information (the "Closing Securities Listing") as of the close of business on the Closing Date for each of the Acquired Businesses. The Closing Securities Listing shall conform as to content and format to the Opening Securities Listing.

                 (b) Within 15 days after the delivery to the Purchaser of the Closing Securities Listing, the Purchaser may elect by notice in writing to the Seller to transfer to the Seller any Securities on the Closing Securities Listing forming part of a class of Securities to the extent the aggregate carrying cost (as specified in the Closing Securities Listing) for all Securities of such class on the Closing Securities Listing exceeds the last target inventory level for such class established pursuant to Section 7.01(d).

                 (c) With respect to any Security that was acquired by the Seller Group after October 14, 1994, the Purchaser may, within 15 days after the delivery to the Purchaser of the Closing Securities Listing, notify the Seller if the

Purchaser reasonably believes in good faith that such Security is not Liquid and Marketable, taking into account all relevant matters, including those specified in Section 2.08(b)(ii). With respect to any Security so identified by the Purchaser, the Purchaser and the Seller shall discuss whether such Security is or is not Liquid and Marketable. If, within 10 days of the delivery by the Purchaser of such notice, the Purchaser and the Seller are unable to agree on whether such Security is or is not liquid and Marketable, the parties shall request that the LM Expert determine whether such Security is in its judgment "liquid and marketable" and, to the extent that the LM Expert determines that such Security is in its judgment not "liquid and marketable", the Purchaser shall transfer such Security to the Seller; provided, however, that, if, but for this proviso, the LM Expert would have been requested to make determinations pursuant to this Section with respect to Securities with a value (determined by reference to market value, as specified in the Closing Securities Listing) in the aggregate market value in excess of 20% of the aggregate carrying cost (as specified in the Closing Securities Listing) of all Securities on the Closing Securities Listing acquired after October 14, 1994, then (A) the Purchaser shall select Securities as to which the Purchaser and the Seller cannot agree with a value (determined by reference to market value, as specified in the Closing Securities Listing) equal to 50% of such excess, whereupon the Purchaser shall transfer such Security to the Seller, (ii) the Seller shall select Securities as to which the Purchaser and the Seller cannot agree with a value (determined by reference to market value, as specified in the Closing Securities Listing) equal to 50% of such excess, whereupon the Purchaser shall transfer such Securities to the Seller, and (iii) the balance of such Securities shall be the subject of determination by the LM Expert. If any Security identified by the Purchaser is determined pursuant to this Section 2.09(c) not to be Liquid and Marketable, the Purchaser shall transfer such Security to the Seller.

                 (d)  If the Purchaser shall have specified pursuant to Section
9.01 that it shall acquire any additional business of the Seller Group, the references to October 14, 1994, in Section 2.09(c) shall, with respect to the Securities inventory of such additional business, be deemed a reference to the date of the opening securities listing for such additional business pursuant to
Section 2.08(d).

                 (e) In the event of the transfer of any Security to the Seller pursuant to this Section, upon the execution by the Purchaser of any appropriate instrument of transfer, such Security shall be deemed to have been an Excluded Asset as of the Closing Date for all purposes under the Transaction Documents, including for the purposes of determining the Assumed Liabilities.

                 SECTION 2.10. The LM Expert. The parties shall jointly instruct the LM Agent to make all its determinations under Sections 2.08 and
2.09 as promptly as practicable and in any event within time periods consistent with the other time periods set forth in those Sections. The Purchaser and the Seller shall jointly engage the LM Expert, share equally the fees and expenses of the LM Expert arising out of its services as LM Expert and jointly indemnify the LM Expert against liability arising out of its services as LM Expert.


                                  ARTICLE III

                   Purchase Price; Closing; Additional Assets

                 SECTION 3.01. Purchase Price. (a) The purchase price for the Acquired Assets (the "Purchase Price") shall consist of the following:

                 (i) the Common Stock Consideration;

                 (ii) the Convertible Preferred Stock;

                 (iii) the Redeemable Preferred Stock;

                 (iv) the assumption by the Purchaser of the Assumed Liabilities; and

                 (v) the Deferred Purchase Price.

                 (b) The Purchase Price shall be payable and deliverable in accordance with Sections 3.02, 3.03, 3.04 and 3.05 and shall be subject to adjustment as provided in Section 3.04.

                 SECTION 3.02. Closing. (a) At the Closing, upon the terms and subject to the conditions set forth in the Transaction Documents, the Purchaser shall:

                 (i) issue the Common Stock Consideration, the Convertible Preferred Stock and the Redeemable Preferred Stock to the members of the Seller Group who are transferring the Acquired Assets to the Purchaser (which members shall be identified in writing to the Purchaser at least ten Business Days prior to the Closing) and deliver or cause to be delivered to the applicable members certificates, registered in the appropriate names), therefor; and

                 (ii) deliver to the Seller the Assumption Agreement, duly executed by the Purchaser.

                 (b) At the Closing, upon the terms and subject to the conditions set forth in the Transaction Documents, the Seller shall transfer to the Purchaser (or its designee) the Acquired Assets by delivering the Conveyancing Documents, duly executed by the applicable members of the Seller Group.

                 (c) At the Closing, upon the terms and subject to the conditions set forth in the Transaction Documents:

                 (i) the Purchaser and the Seller shall execute and deliver the Retail Brokerage Conversion Agreement (including an agreement for clearing services); and

                 (ii) the Purchaser, the Parent and the Seller shall execute and deliver the Stockholder Agreement.

                 SECTION 3.03. Additional Acquired Liquid Assets To Be Transferred. (a) On the date three Business Days before the Closing Date, the Seller shall deliver to the Purchaser (i) an estimated balance sheet as of the Closing Date (the "Interim Balance Sheet") prepared in accordance with the Balance Sheet Principles, (ii) a schedule based on the Interim Balance Sheet detailing the calculation of the estimated Net Book Value of Tangible Liquid Assets to be delivered on the Closing Date (the "Interim Net Book Value Statement") and (iii) a listing of the Securities held as of the most recent practicable date by any member of the Seller Group in connection with the conduct of any Acquired Business, other than any Excluded Asset. For the purposes of the Interim Balance Sheet, Securities shall be valued at their fair market value as of the close of business on the most recent practicable date (but in no event earlier than the fifth Business Day prior to the Closing
Date).

                 (b) To the extent, if any, the estimated Net Book Value of Tangible Liquid Assets as reflected on the Interim Net Book Value Statement is less than $580,000,000, the Parent shall deliver to the Purchaser on the Closing Date, at the Parent's option, cash or U.S. Government Securities with a fair market value equal to the excess of (i) $580,000,000 over (ii) the estimated Net Book Value of Tangible Liquid Assets as reflected on the Interim Net Book Value Statement.

                 SECTION 3.04. Post-Closing Delivery. (a) Within 120 days after the Closing Date, the Purchaser shall deliver to the Seller (i) a balance sheet as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with the Balance Sheet Principles, (ii) a schedule based on the Closing Balance Sheet detailing the calculation of the Net Book Value of Tangible Liquid Assets delivered on the Closing Date (including any cash or U.S. Government Securities delivered pursuant to Section 3.03(b)) (the "Final Net Book Value Statement") and (iii) a schedule based on the Final Net Book Value Statement setting forth the amount, if any, owed by the Purchaser or the Seller, as the case may be, to the other, together with a statement from Ernst & Young confirming that they have reviewed the Balance Sheet Principles and agree with the Closing Balance Sheet. The Closing Balance Sheet and the Final Net Book Value Statement shall be examined by the Seller, who shall, not later than 30 days after receipt of the Closing Balance Sheet, render a report thereon (the "Closing Balance Sheet Report"). The Closing Balance Sheet Report shall list those items, if any, as to which the Seller asserts the Closing Balance Sheet did not comply with the Balance Sheet Principles and those items, if any, as to which the Seller does not agree in the Final Net Book Value Statement and the Purchaser's proposed adjustment for such items and shall be accompanied by a statement from KMPG Peat Marwick confirming that they have reviewed the Balance Sheet Principles, the Closing Balance Sheet and the Final Net Book Value Statement and agree with the Closing Balance Sheet Report. If the Seller fails to deliver to the Purchaser the Closing Balance Sheet Report within 30 days following delivery of the Closing Balance Sheet, the Seller shall be deemed to have accepted the Closing Balance Sheet and the Final Net Book Value Statement for all purposes, including for the purpose of determining the additional cash or U.S. Government Securities to be delivered pursuant to
Section 3.04(b). If the Purchaser does not give the Seller notice within 30 days following receipt of the Closing Balance Sheet Report, the

Purchaser shall be deemed to have accepted the Closing Balance Sheet and the Final Net Book Value Statement as adjusted by the Seller for all purposes, including for the purpose of determining the additional cash or U.S. Government Securities to be delivered pursuant to Section 3.04(b). If the Purchaser gives the Seller notice of objections to the Closing Balance Sheet Report, and if the Purchaser and the Seller are unable, within 15 days after receipt by the Seller of the notice by the Purchaser of objections, to resolve the disputed objections, such disputed objections shall be referred to Price Waterhouse (the "Independent Accounting Firm"); provided, however, that any disputes with respect to the fair market value of any Securities shall be resolved pursuant to Section 3.04(c) and not by the Independent Accounting Firm. The Independent Accounting Firm shall, within 60 days following its selection, deliver to the Seller and the Purchaser a written report determining whether the matters that are the subject of the disputed objections complied with the Balance Sheet Principles or were appropriately reflected in the Final Net Book Value Statement and, if not, the adjustments that would be required to cure such items. Such determination shall be conclusive and binding upon the parties hereto for all purposes, including for the purpose of any Purchase Price adjustment under Section 3.04(b), and the Closing Balance Sheet and the Final Net Book Value Statement shall be so adjusted. The fees and disbursements of the Independent Accounting Firm acting under this Section shall be shared equally by the Purchaser and the Seller. The parties shall cooperate with one another and with each other's representatives in order to resolve any and all matters in dispute as quickly as practicable.

                 (b) Within two Business Days following the final determination, pursuant to Section 3.04(a), of the Closing Balance Sheet and the Final Net Book Value Statement (including the calculations of fair market value contemplated by Section 3.04(c)), and based upon such final determination, and taking into account any payment pursuant to Section 3.03(b),
(i) to the extent the Net Book Value of Tangible Liquid Assets as reflected on the Final Net Book Value Statement is less than $580,000,000, the Parent shall deliver to the Purchaser, at the Parent's option, additional cash or U.S. Government Securities with a fair market value (determined as of the date of delivery) equal to the excess of (A) $580,000,000 over (B) the Net Book Value of Tangible Liquid Assets as reflected on the Final Net Book Value Statement and (ii) to the extent, if any, the Net Book Value of Tangible Liquid Assets as reflected on the Final Net Book Value Statement is greater than $580,000,000, the Purchaser shall deliver to the Seller assets with a fair market value (determined as of the date of delivery) equal to the excess of (A) the net worth as reflected on the Closing Balance Sheet over (B) $580,000,000. Any payment made pursuant to this Section 3.04(b) shall include interest on such excess at an annual rate equal to the 30-day LIBOR rate plus 0.25% from the Closing Date to the date of actual delivery. Any payment by the Purchaser pursuant to this Section 3.04(b) shall be, at the Purchaser's option, in cash or U.S. Government Securities except to the extent the amount due exceeds the total amount of cash and U.S. Government Securities delivered by the Seller or the Parent to the Purchaser at the Closing, in which case the Purchaser, at its option, may elect to pay in Securities (other than U.S. Government Securities) forming part of the Acquired Liquid Assets having a fair market value (determined as of the date of delivery) equal to the amount of such excess.

                 (c) For the purposes of the Closing Balance Sheet, the Final Net Book Value Statement and the payments pursuant to Section 3.04(b), (i) any Securities (other than any U.S. Government Securities) shall be valued at fair market value and, if the Purchaser and the Seller are unable to agree on fair market value within 60 days of the Closing Date, the fair market value of such Securities shall be determined by Goldman, Sachs & Co. or such other person or persons with expertise in valuing Securities and acceptable to the Purchaser and the Seller and (ii) U.S. Government Securities shall be valued at fair market value.

                 SECTION 3.05. Deferred Purchase Price. In consideration for the transfer of all the right, title and interest of each member of the Seller Group in the names "Kidder" and "Kidder Peabody", the Purchaser shall pay to the Seller additional amounts (the "Deferred Purchase Price"), payable on each March 15, June 15, September 15 and December 15, equal to (a) the difference between (i) one and (ii) the product of (A) the Tax Rate and (B) the difference between one and the DRD, multiplied by (b) the weighted average number of shares of Redeemable Preferred Stock outstanding during the preceding quarter multiplied by (c) $0.1875 divided by (d) the difference between one and the Tax Rate; provided, however, that if there is a final determination (including the execution of a Form 870-AD or successor form) to the effect that any payments of the Deferred Purchase Price are to be treated as dividends with respect to which the Seller or an Affiliate of the Seller is entitled to the dividends received deduction under Section 243 of the Code for Federal income Tax purposes, then the amounts of such payments required under this Section shall be equal to the product of clause (b) above multiplied by clause (c) above, and any excess amounts paid by the Purchaser prior to such final determination shall be repaid by the Seller to the Purchaser, together with interest at the rate provided under Section 6621(a)(1) of the Code as in effect from time to time. For the purposes of this Section, the "Tax Rate" means the maximum Federal and state income tax rate (expressed as a decimal) applicable to corporations for the taxable period in which the applicable payment is paid, and the "DRD" is the percentage (expressed as a decimal) specified in Sections 243(a) and 243(c) of the Code that applies to dividends paid during such taxable period on the shares of Redeemable Preferred Stock held by the Seller during such taxable period.


                                   ARTICLE IV

                             Closing; Risk of Loss

                 SECTION 4.01. Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions set forth in this Agreement, the closing hereunder (the "Closing") shall take place at the offices of Cravath, Swaine & Moore at 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second Business Day following the satisfaction or waiver of the last of the conditions set forth in Sections 13.02, 13.04, 14.02 and 14.04 shall have been satisfied, or waived by the appropriate party, or at such other place and time as may be mutually agreed to by the parties hereto, but in no event shall the Closing take place earlier than January 2, 1995 (the date the Closing occurs being referred to herein as the "Closing Date").

                 SECTION 4.02. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the responsibility of the Parent and the Seller.

                                   ARTICLE V

          Representations and Warranties of the Parent and the Seller

                 The Parent and the Seller hereby represent and warrant, jointly and severally, to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

                 SECTION 5.01. Corporate Organization. Each of the Parent and each member of the Seller Group is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets (including the Acquired Assets) and to conduct its businesses (including the Acquired Businesses) as now conducted. Prior to the Closing, the Seller will have delivered to the Purchaser true and complete copies of the certificate of incorporation and by-laws, or other constitutive documents, of the Parent and each member of the Seller Group.

                 SECTION 5.02. Qualification To Do Business. The Parent and each member of the Seller Group is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

                 SECTION 5.03. Authorization and Validity of Transaction Documents. Each of the Parent and each member of the Seller Group has full corporate power and authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party and to carry out its obligations thereunder. As of the Closing Date, the execution and delivery of the Transaction Documents to which the Parent or any member of the Seller Group is, or is specified to be, a party and the performance of its obligations thereunder will have been duly authorized by all necessary corporate action by its Board of Directors and stockholders, and no other corporate proceedings on its part are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by each of the Parent and the Seller and constitutes its valid and binding obligation, enforceable against it in accordance with its terms. On the Closing Date, each other Transaction Document to which the Parent or any member of the Seller Group is, or is specified to be, a party will have been duly executed and delivered by it and will constitute its valid and binding obligation, enforceable against it in accordance with its terms.

                 SECTION 5.04. No Conflict or Violation; Consents. The execution, delivery and performance by the Parent and the members of the Seller Group of this Agreement and the other Transaction Documents (i) do not and will not violate or conflict with any provision of the certificate of incorporation or by-laws (or equivalent documents) of the Parent or any member of the Seller Group and (ii) do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent or any member of the Seller Group under, any provision of (A) assuming receipt of all Required Consents, and except as previously disclosed in writing to the Purchaser, any contract, agreement or other instrument to which the Parent or any member of the Seller Group is a party or by which it is bound or to which any of its properties or assets is subject or (B) any Applicable Law applicable to the Parent or any member of the Seller Group or their respective properties or assets, other than, in the case of clauses (A) and (B) above, any such items that, individually or in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance by the Parent and each member of the Seller Group of the Transaction Documents to which it is, or is specified to be, a party and the consummation by it of the transactions contemplated thereby do not require the consent or approval of, or filing with, any Governmental Authority except (I) as required pursuant to the HSR Act; (II) approvals and authorizations of the NYSE and other self-regulatory organizations in the securities and commodities field; (III) as may be required under the 1986 Supplement to the Banking Act of 1948 of New Jersey; (IV) compliance with and filings under the 1934 Act, the 1940 Act, the Advisers Act and applicable state securities laws; and (V) such consents, approvals and filings, as to which the failure to obtain or make would not, individually or in the aggregate, materially impair the ability of the Parent and the Seller to perform their obligations under the Transaction Documents.

                 SECTION 5.05.  Financial Statements.  Set forth in Schedule
5.05 are (i) the audited consolidated balance sheet of the Seller Group as of December 31, 1993, and the consolidated audited statements of profit and loss and cash flows of the Seller Group for the year then ended, together with the notes to such financial statements and the report of the independent auditors thereon (the financial statements described above, together with the notes to such financial statements, collectively, the "Financial Statements", and the audited consolidated balance sheet of the Seller Group as of December 31, 1993, the "Balance Sheet"), and (ii) the unaudited consolidated balance sheet of the Seller Group as of September 29, 1994, and the unaudited consolidated income statement of the Seller Group for the nine months then ended. Except as otherwise previously disclosed to the Purchaser in writing, (A) the Financial Statements have been prepared in conformity with GAAP (except as indicated in the notes thereto) and fairly present the consolidated financial condition and consolidated results of operations of the Seller Group as of the date thereof and for the period then ended and (B) the unaudited financial statements have been prepared from the books and records of the Seller Group in accordance with GAAP (except for the absence of notes) and present fairly the consolidated financial condition as of the date thereof and the consolidated results of operations of the Seller Group as of the date thereof and for the periods than ended.

                 SECTION 5.06.  Tax Matters.  Except as set forth in Schedule
5.06 (which need not be provided with respect to any Included Subsidiary prior to the agreement of the parties to the acquisition of such Included Subsidiary):

                 (a) Each Included Subsidiary has timely filed or caused to be filed, within the time and in the manner prescribed by law, with the appropriate Taxing Authorities, all material separate Returns required to be filed by or on behalf of it and each such Return was complete and correct in all material respects at the time of filing.

                 (b) All material Taxes required to be shown on a separate return (i) of each Included Subsidiary or (ii) which are or could become after the Closing Date charged as a material encumbrance or Lien upon any Acquired Asset, any Acquired Business or the assets or properties of any Included Subsidiary (except for statutory Liens for Taxes not yet due and Taxes for which an Included Subsidiary could become liable under Treasury Regulation
Section  1.1502-6 or
any similar principle of state, local or foreign Tax law) (collectively, "Covered Taxes") have been duly and timely paid.

                 (c) No material Liens for Taxes exist with respect to any assets or properties of any Included Subsidiary, except for statutory Liens for Taxes not yet due.

                 (d) No material separate Returns with respect to Covered Taxes are under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Seller or any Affiliate of the Seller (including any member of the Seller Group). Each material deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid, except for deficiencies being contested in good faith. No material issues were raised in writing by the relevant Taxing Authority during any audit or examination relating to Covered Taxes, and no issues which could reasonably be expected to have a Material Adverse Effect during a Post-Closing Tax Period were raised in writing by any Taxing Authority during any audit or examination relating to other Taxes attributable to the Acquired Assets or the Acquired Businesses.

                 (e) Schedule 5.06 lists each state, county, local, municipal or foreign jurisdiction in which any Included Subsidiary files, has ever filed, is required to file or has been required to file a material Return or is or has been liable for any material Tax on a "nexus" basis.

                 (f) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of Covered Taxes and no power of attorney with respect to any material amount of Covered Taxes has been executed or filed with any Taxing Authority.

                 (g) Schedule 5.06 lists each non-federal consolidated, combined, unitary or affiliated group for purposes of filing Returns or paying Taxes of which any Included Subsidiary is or has been a member, the jurisdiction in which such consolidated, combined, unitary or affiliated group has filed or has been required to file a Return that includes any Included Subsidiary or the income, assets or activities of any Included Subsidiary, and the parent corporation and/or other person that is or was responsible for filing such Returns.

                 (h) Each Included Subsidiary is a member of the consolidated group, within the meaning of Treas. Reg. Section 1.1502-1(h), of which the Parent is the common parent and which includes the Seller.

                 (i) For any Post-Closing Tax Period, no Included Subsidiary is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements with the Seller or any of its other Affiliates or with any Taxing Authority).

                 (j) No Included Subsidiary shall be required to include in a Post-Closing Tax Period taxable income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

                 SECTION 5.07. Real Property. The Seller or another member of the Seller Group has (i) good and insurable fee title to all material real property owned in fee simple and included in the Acquired Assets ("Owned Real Property") and (ii) good and valid title to the leasehold estates in all material real property leased and included in the Acquired Assets ("Leased Real Property"), in each case free and clear of all Liens, leases, assignments, subleases, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) leases, subleases and similar agreements entered into in the ordinary course of business, (B) zoning, building and other similar restrictions and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items, individually or in the aggregate, materially impairs the continued use and operation of the property to which they relate as heretofore used and operated by the Seller Group in the conduct of the Acquired Businesses.

                 SECTION  5.08.  Intellectual Property.    All the registered
trademarks and service marks, registered copyrights and patents, and all applications for any of the foregoing, included in the Intellectual Property and required in order to conduct the Acquired Business as currently conducted are owned by or validly licensed to the Seller or another member of the Seller Group. The Seller or another member of the Seller Group owns or has the right to use all material Intellectual Property required in order to conduct the Acquired Business as heretofore conducted. The Seller or another member of the Seller Group has the full right to use the names "Kidder" and "Kidder Peabody" in each jurisdiction in which the Seller Group currently carries on business and has not authorized any person in any jurisdiction, either within or outside the United States, to use any such name.

                 SECTION 5.09. Litigation. Except as previously disclosed to the Purchaser in writing, there are no claims, actions, suits, proceedings, arbitrations, mediations, labor disputes or investigations or inquiries pending or, to the best knowledge of the Seller, threatened, before any arbitration or other tribunal, or any federal or state court or regulatory or self-regulatory organization brought by or against the Seller or any other member of the Seller Group or any Funds that could reasonably be expected to have a Material Adverse Effect.

                 SECTION 5.10. Contracts. (a) As of the Closing Date, (i) each material Assigned Contract will be a valid and binding obligation of the parties thereto and in full force and effect, and (assuming receipt of any Required Consent) will continue in full force and effect following the transactions contemplated by this Agreement, in each case without any material breach of any terms or conditions thereof or the forfeiture or impairment of any rights thereunder, (ii) the applicable member of the Seller Group will have performed all material obligations required to be performed by it prior to the Closing Date under each Assigned Contract and will not be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and (iii) to the best knowledge of the Seller, each other party to each Assigned Contract will have performed all material obligations required to be performed by it to date under the Assigned Contracts, and will not be (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

                 (b) None of the members of the Seller Group is a party to or bound by any Contract that could reasonably be expected to have a Material Adverse Effect.

                 SECTION 5.11. Benefit Plans. With respect to each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), stock option, stock purchase, deferred compensation plan or arrangement, and other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Parent or any member of the Seller Group or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, directors or independent contractors of the Seller Group or any Commonly Controlled Entity (all the foregoing being herein called "Benefit Plans"), there are no liabilities or obligations associated with such Benefit Plan that could constitute a liability or obligation of the Purchaser following the Closing Date, except to the extent and in the amount reflected on the Closing Balance Sheet or as otherwise provided for in the Restructuring Agreement.

                 SECTION 5.12. Investment Purpose. The Seller is acquiring the Common Stock Consideration, the Convertible Preferred Stock and the Redeemable Preferred Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof and not with a view to acquiring control of the Purchaser.

                 SECTION 5.13. Title to Acquired Assets. The Seller or another member of the Seller Group has good title to all the Acquired Assets free and clear of all Liens, except for (i) Liens that, individually or in the aggregate, do not materially detract from, or impair the value or interfere with the use of, any of the Acquired Assets, (ii) Assumed Liabilities and (iii) Excluded Liabilities. At the Closing, the Purchaser shall acquire the Acquired Assets free and clear of all Liens, except as described in clauses (i) and (ii) above. This Section does not relate to Owned Real Property, Leased Real Property or Intellectual Property.

                 SECTION 5.14. Assets Necessary to Business. The Acquired Assets, together with the Purchaser's rights under the Transaction Documents, constitute all the assets, properties, rights and goodwill necessary to carry on the Acquired Businesses substantially as heretofore conducted and no part of the Acquired Businesses is conducted by or through any corporation or entity other than the members of the Seller Group; provided, however, that this Section shall be deemed not be have been breached if the reason that it would have been breached, but for this proviso, is the exclusion of assets by the Purchaser pursuant to clause (b), (d), (j) or (m) of the definition of "Excluded Assets" or the failure of the Purchaser to assume any Contract following its identification to the Purchaser pursuant to Section 7.03(b).

                 SECTION 5.15. Absence of Certain Changes or Events. Except as previously disclosed to the Purchaser in writing, since September 29, 1994, the members of the Seller Group have conducted their respective businesses only in the ordinary course, and there has not been any sale, transfer or other disposition by any member of the Seller Group of, or any imposition of any Lien on, any material asset or group of assets, in each case other than inventory sold for fair value, or Liens to secure financing created, in the ordinary course of business.

                 SECTION 5.16. Brokers or Finders. Except for Goldman, Sachs & Co., the fees and expenses of whom will be paid by the Parent, no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Parent or any of its Affiliates.

                 SECTION 5.17. No Restraints. Neither Parent nor Seller is aware of any event or circumstance which is reasonably likely to result in an order of the Commission, any authority of any state or territory of the United States, or of the District of Columbia, primarily responsible for the regulation or registration of persons engaged in the securities business, the NYSE, the NASD or any court prohibiting or limiting the ability of the Purchaser to hire at least 75% of the retail brokers employed by the Seller Group on the date hereof.

                 SECTION 5.18 Securities. As of the Closing Date, except to the extent otherwise expressly agreed in writing by the Purchaser prior to Closing, all Securities forming part of the Acquired Assets will be Securities that the Seller believes in good faith are Liquid and Marketable; provided, however, that this representation and warranty will not be deemed to have been breached by delivery of Securities at Closing that are determined to be Liquid and Marketable in accordance with the procedures set forth in Section 2.09.


                                   ARTICLE VI

                 Representations and Warranties of the Purchaser

                 The Purchaser hereby represents and warrants to the Parent and the Seller, as of the date hereof and as of the Closing Date, as follows:

                 SECTION 6.01. Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Prior to the Closing, the Purchaser has delivered to Seller true and complete copies of the certificate of incorporation and by-laws of the Purchaser.

                 SECTION 6.02. Qualification To Do Business. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

                 SECTION 6.03. Authorization and Validity of Transaction Documents. The Purchaser has full corporate power and authority to execute and deliver the Transaction Documents to which it is, or is specified to be, a party and to carry out its obligations thereunder. As of the Closing Date, the execution and delivery of the Transaction Documents to which the Purchaser is, or is specified to be, a party and the performance of its obligations thereunder will have been duly authorized by all necessary corporate action by the Board of Directors of the Purchaser, and no other corporate proceedings on the part of the Purchaser will be necessary to authorize such execution, delivery and performance (other than (i) filing the Certificates of Designation for the Convertible Preferred Stock and the Redeemable Preferred Stock with the Secretary of State of the State of Delaware and (ii) the approval of the shareholders of the Purchaser to the issuance of Common Stock upon conversion or redemption of the Convertible Preferred Stock). This Agreement has been, and on the Closing Date the other Transaction Documents to which the Purchaser is, or is specified to be, a party will have been, duly executed and delivered by the Purchaser and will constitute its valid and binding obligation, enforceable against it in accordance with their terms.

                 SECTION 6.04. No Conflict or Violation; Consents. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents (i) do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Purchaser and (ii) do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under (A) any contract, agreement or other instrument to which the Purchaser is a party or by which it is bound or to which any of its properties or assets is subject or (B) violate any provision of Applicable Law applicable to the Purchaser or its properties or assets, other than, in the case of clauses (A) and (B) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the business, assets, properties, condition (financial or otherwise), operations, results of operations or prospects of the Purchaser. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is, or is specified to be, a party and the consummation by it of the transactions contemplated thereby do not require the consent or approval of, or filing with, any Governmental Authority except (I) as may be required to transfer any Licenses and Permits; (II) as required pursuant to the HSR Act; (III) approvals and authorizations of the NYSE and other self-regulatory organizations in the securities and commodities field;
(IV) as may be required under the 1986 Supplement to the Banking Act of 1948 of New Jersey; (V) filing the Certificates of Designation for the

Convertible Preferred Stock and the Redeemable Preferred Stock with the Secretary of State of the State of Delaware; (VI) compliance with and filings under the 1933 Act, the 1934 Act, the 1940 Act, the Advisers Act and applicable state securities laws; (VII) filings required by any exercise of registration rights pursuant to the Stockholder Agreement; and (VIII) such consents, approvals and filings, as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated thereby.

                 SECTION 6.05. Capital Stock and Related Matters. As of the date hereof, (a) the authorized capital stock of the Purchaser consists of 20,000,000 shares of series preferred stock, par value $20 per share, and 200,000,000 shares of Common Stock, (b) the outstanding capital stock of the Purchaser consists of 75,569,937 shares of Common Stock, all of which shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive or subscription rights and (c) there are not any outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (i) pursuant to which the Purchaser is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Purchaser or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Purchaser, other than as set forth in the SEC Documents and other than the purchase rights held by Yasuda Mutual Life Insurance Company. There are not any outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Purchaser generally may vote.

                 SECTION 6.06. Common Stock Consideration; Convertible Preferred Stock; Redeemable Preferred Stock. When issued, the Common Stock Consideration, the Convertible Preferred Stock and the Redeemable Preferred Stock will have been duly authorized, will be validly issued and outstanding, fully paid and nonassessable and will not have been issued in violation of, and will not be subject to, any preemptive or subscription rights, and the issuance of the Common Stock upon conversion or redemption of the Convertible Preferred Stock will have been duly authorized (subject to shareholder approval). When issued, the

Convertible Preferred Stock and the Redeemable Preferred Stock will rank prior in right of payment to each other series or class of capital stock of Purchaser then outstanding.

                 SECTION 6.07. Brokers or Finders. Other than Gleacher & Co. Inc., The Blackstone Group and J.P. Morgan & Co. Incorporated, the fees and expenses of whom will be paid by the Purchaser, no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Purchaser or any of its Affiliates.

                 SECTION 6.08. 1934 Act Filings. The Purchaser has filed, as and when required, all required reports, schedules, forms, statements and other documents with the Commission since December 31, 1993 (the "SEC Documents").
As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Purchaser and its consolidated results of operations and cash flows for the periods then ended

(subject, in the case of unaudited statements, to normal year-end audit adjustments).


                                  ARTICLE VII

                     Covenants of the Parent and the Seller

                 The Parent and the Seller, jointly and severally, covenant as follows:

                 SECTION 7.01. Actions and Conduct of Acquired Businesses Before the Closing Date. (a) Neither the Parent nor the Seller shall take, nor shall either of them permit any other member of the Seller Group to take, any action that would, or could reasonably be expected to, cause the Parent or any member of the Seller Group to be in material breach of any representations, warranties, covenants or agreements contained in any Transaction Document. The Parent and the Seller shall use all reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by either of them under this Agreement as soon as possible.

                 (b) Except as otherwise required or expressly permitted by this Agreement or the Restructuring Agreement or otherwise permitted by the prior written consent of the Purchaser, the Seller shall conduct, and shall cause the other members of the Seller Group to conduct, the Acquired Businesses in, and the Seller shall not take any action and shall cause the other members of the Seller Group not to take any action relating to the Acquired Businesses (other than relating solely to any Excluded Asset) except in, the ordinary course consistent with past practice. Prior to the Closing, the Seller shall confer with the Purchaser, through designated liaison employees, on a regular basis and report on significant operational matters, corporate actions and business transactions relating to the Seller Group and consult with the Purchaser, through such employees, concerning transitional planning for operation of the Acquired Businesses after the Closing.

                 (c) The Parent and the Seller shall use all reasonable efforts to preserve for Purchaser intact the present business organization of the Acquired Businesses, keep available the services of the present officers and employees and preserve the relationships of the Acquired Businesses with employees, business suppliers, creditors, customers, and others transacting business with the Acquired Businesses. Without limiting the generality of the foregoing, except as otherwise required or expressly permitted by this Agreement or the Restructuring Agreement or otherwise permitted by the prior written consent of the Purchaser, prior to the Closing the Seller shall not, and shall cause the other members of the Seller Group not to: (i) (A) change the commission payout schedule for its registered representatives; (B) enter into any new or amended Benefit Plan without the prior consent of the Purchaser, which shall not be unreasonably withheld; (C) forgive any promissory note made by any registered representative except pursuant to the terms of loans existing on the date of this Agreement; or (D) establish, adopt, enter into or amend any collective bargaining agreement; or
(ii) until the expiration of the 30 day period referred to in Section 9.01, with respect to any business, and from such expiration to the Closing, with respect to any Acquired Business (other than relating solely to any Excluded Asset), (A) change its accounting methods, principles or practices in any material respect; (B) revalue any of the assets included in the Acquired Assets, including writing off any Accounts Receivable other than in the ordinary course of business, except in accordance with the Restructuring Agreement; (C) except as required by Applicable Law, change any tax accounting method, principle or practice, which change would materially adversely affect any Included Subsidiary and which change would not materially benefit the Seller or any Affiliate of the Seller; or (D) sell or transfer any material amount of assets, other than inventory sold in the ordinary course of business consistent with past practices.

                 (d) Until the Closing, the Purchaser may periodically establish (in consultation with appropriate employees of the Seller Group) target levels, by classes of Securities, for the Securities inventory portfolios of the Acquired Businesses (other than any class that contains only Excluded Assets); provided, however, that the last such target shall not be established any later than 30 days prior to the scheduled Closing Date from time to time. The Seller shall use all commercially reasonable efforts to reduce the Seller Group's inventory portfolios of each class of Securities by the Closing Date to (or, at the option of the Seller, below) the targeted levels for such class of Securities. The Seller shall provide to the Purchaser weekly reports stating the then current inventory levels, by class of Securities, for the Acquired Businesses and describing in reasonable detail the programs in place to reduce such inventory levels to the then applicable target level. The Seller shall (i) use its best efforts to cause the traders employed in the Acquired Businesses not to acquire any Securities that are not Liquid and Marketable (other than any Securities that constitute Excluded Assets) and (ii) establish such internal monitoring procedures as shall be necessary to ensure that the Securities that form part of the Acquired Assets at the Closing are Liquid and Marketable.

                 SECTION 7.02. Consents and Approvals. Each of the Parent and the Seller shall use all reasonable efforts to obtain (and to cooperate with the Purchaser in obtaining) all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other persons required to be obtained by the Parent or the Seller in connection with the execution, delivery and performance by it of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

                 SECTION 7.03. Access to Properties and Records. (a) Each of the Parent and the Seller shall afford to the Purchaser, and to the accountants, counsel and representatives of the Purchaser, reasonable access throughout the period prior to the Closing Date to all properties, assets, books and records, and employees of the Seller Group and the management of the Parent with responsibility for the Seller Group and the independent accountants for the Seller Group, and shall authorize access by the Purchaser's independent auditors to the working papers of the Seller's independent auditors to the extent they relate to the Seller Group (but only, in the case of access after the expiration of the 30-day period referred to in Section 9.01, to the extent related to the Acquired Business). Without limiting the generality of the foregoing, the Parent and the Seller shall provide the Purchaser and its accountants, counsel and representatives access to the books and records of the Seller Group relating to litigation, real property, compliance with laws, Contracts, environmental matters, employee compensation and benefits and intellectual property.

                 (b) From time to time prior to the Closing, the Parent or the Seller shall provide to the Purchaser lists of subsidiaries, investments, equity interests, litigation, real property, Contracts, environmental violations, Benefit

Plans and intellectual property rights and such other asset and liability listings as the Purchaser shall reasonably request, to the extent such lists are available or can be prepared without undue burden, or copies of relevant documents in lieu of such lists. All such lists, and any disclosure by delivery of documents in lieu of lists, shall be coordinated through designated employees of the Purchaser and the Seller and shall be pursuant to mutually agreed procedures such that such designated employees have clear records of the lists, and documents in lieu of lists, delivered pursuant to this Section 7.03(b) clearly identifying the material disclosed.

                 (c) Following the Closing, the Seller shall permit the Purchaser reasonable access during normal business hours to, and grant to the Seller the right to make copies of, all documents, contracts, books, records and data constituting part of the Excluded Assets but relating to the Acquired Businesses. The Seller shall maintain the confidentiality of all such contracts, books, records, data and other documents, except as otherwise required by Applicable Law.

                 (d) Nothing in this Section shall authorize or permit access to any Excluded Documents that are subject to the attorney-client privilege, the work product immunity or any other applicable privilege.

                 SECTION 7.04.  Further Assurances.   (a)  At any time and from
time to time after the Closing Date, the Seller shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments and take such further actions as the Purchaser or its counsel may reasonably request to effectuate the purposes of this Agreement, including executing and delivering appropriate instruments of transfer (which shall also constitute "Conveyancing Documents") for the transfer of any Acquired Asset not transferred to the Purchaser at the Closing.

                 (b) If any Contract in effect on the Closing Date to which any member of the Seller Group is a party and arising out of or used primarily by such Seller Group member in the conduct of any Acquired Business shall not have been identified pursuant to Section 7.03(b) to the Purchaser prior to the Closing, the Purchaser may, within 90 days after the Closing Date (or, if later, 90 days after the discovery by the Purchaser of such Contract), elect by notice in writing to the Seller to assign and assume such

Assigned Contract. Upon giving of such notice and the execution by the Purchaser of any appropriate instrument of transfer, such Contract shall thereafter be an Assigned Contract for all purposes under the Transaction Documents, including for the purposes of determining the Assumed Liabilities.

                 SECTION 7.05. Reasonable Efforts. Each of the Parent and the Seller shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate the transactions contemplated hereby in accordance with the terms hereof.

                 SECTION 7.06. 1940 Act; Advisers Act. (a) With respect to each Fund for which any member of the Seller Group acts as investment adviser or distributor, the Seller (i) shall cause to be convened a meeting of the board of trustees/directors of such Fund to consider a new investment advisory contract or distribution contract, as applicable, (ii) shall recommend to the board of trustees/directors of each Fund, including in each case a majority of trustees/directors who are not parties to the investment advisory contracts of such Fund or "interested persons" (as such term is defined in the 1940 Act) of any such party (the "Non- Interested Directors") (as such term is defined in the 1940 Act) that they approve a new investment advisory contract or distribution contract, as applicable, with an Affiliate of the Purchaser acting as investment adviser or distributor, as applicable, of such Fund, and (iii) assuming that such approval by the board and a majority of the Non-Interested Directors is granted, shall use reasonable efforts to cause such Fund to solicit its shareholders as promptly as practicable with regard to the approval of such new investment advisory contract or distribution contract, as applicable, to be effective on or as promptly as reasonably practicable after the Closing, in each case pursuant to and consistent with all requirements of the 1940 Act applicable thereto; provided, however, that such contracts are identical in all material respects to the existing contracts other than the identity of the adviser or distributor, as applicable, and the term of the contract. The Seller shall use reasonable efforts to ensure, prior to or as soon as reasonably practicable after the Closing Date, the satisfaction of the conditions set forth in Section 15(f) of the 1940 Act with respect to each Fund.

                 (b) As promptly as practicable, the Seller shall cause the noninvestment company advisory clients of the Asset Management business of the Seller Group to be informed of the transactions contemplated by this Agreement and shall give such clients an opportunity to terminate their advisory contracts. The Seller may satisfy this obligation insofar as it relates to noninvestment company advisory clients by providing them with the notice contemplated by the first sentence of this Section 7.06(b) and obtaining such clients' consent in the form of actual or implied consent by way of the continued receipt of advisory services after receiving at least 60 days' notice of the transactions contemplated hereby.

                 SECTION 7.07. Information To Be Furnished. (a) The Seller shall furnish the Purchaser all information required for inclusion in any application or filing made by the Purchaser in connection with the transactions contemplated by the Transaction Documents.

                 (b) Upon request, the Seller shall provide to the Purchaser prior to the Closing (i) complete and correct copies of all Returns filed by or on behalf of any Included Subsidiary (limited in the case of consolidated, combined or unitary Returns to the portions relating to the Included Subsidiary), for taxable periods ending after December 31, 1988, and for all other taxable periods for which the statute of limitations has not yet run,
(ii) complete and correct copies of any portions of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar Tax documents submitted or received with respect to such taxable periods which relate to any Included Subsidiary and (iii) information relating to the Tax position of each Included Subsidiary for any taxable period for which a Return with respect to such Tax has not been filed and (iv) information relating to any Tax Lien on the Acquired Assets or the Acquired Businesses.

                 SECTION 7.08. No Other Bids. From the date hereof through the end of the 30-day period set forth in Section 9.01, neither the Parent nor the Seller shall, nor shall it authorize or permit any other member of the Seller Group or any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by any of the foregoing to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to endorse any takeover proposal relating to any member of the Seller Group.
After the 30-day period set forth in Section 9.01 has expired, the restriction contained in the foregoing sentence shall apply only to takeover proposals relating to the Acquired Businesses. The Seller shall promptly advise the Purchaser orally and in writing of any such inquiries or proposals. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentences by any representative of the Parent, any member of the Seller Group or any other Affiliate of the Parent, whether or not such person is purporting to act on behalf of the Parent, any member of the Seller Group or any other Affiliate of the Parent or otherwise, shall be deemed to be a breach of this Section by the Seller. As used in this Section, "takeover proposal" shall mean any proposal for a merger or other business combination involving any member of the Seller Group or any proposal to acquire in any manner any equity securities or any significant amount of assets of any member of the Seller Group, other than in the ordinary course of business and other than the transactions contemplated by this Agreement.

                 SECTION 7.09. Advice of Changes. The Seller shall promptly advise the Purchaser orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect.

                 SECTION 7.10 Collection of Receivables. From and after the Closing Date and until such time as they may become Excluded Assets pursuant to
Section 2.07(b), the Purchaser shall have the right and authority to collect for its own account all Accounts Receivable that are included in the Acquired Assets and to endorse with the name of any member of the Seller Group any checks or drafts received with respect to any Accounts Receivable, and the Seller shall deliver to the Purchaser any cash or other property received directly or indirectly by it or any of its Affiliates with respect to such Accounts Receivable, including any amounts payable as interest.

                 SECTION 7.11. Change of Name. Within two years after the Closing Date, each member of the Seller Group, to the extent required, shall file with the applicable Governmental Authorities an amendment to its certificate of incorporation to delete from its name the words "Kidder" and "Kidder Peabody", or any derivative thereof and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such amendment to become effective. For two years following the Closing Date, each member of the Seller Group shall have a non-transferable royalty-free license right to use the names "Kidder" and "Kidder Peabody", or any derivative thereof, but only to the extent reasonably necessary to effect the disposition, dissolution or winding down of the Excluded Businesses.

                 SECTION 7.12. Certain Fund Directors. At the Purchaser's request after the transfer of management of any Fund to the Purchaser, the Seller shall request that directors of such Fund who are employees of the Seller resign as directors of such Fund.

                 SECTION 7.13. Insurance Proceeds. If prior to the Closing Date any Acquired Business shall suffer any loss that is covered by insurance carried by the Seller or any of its Affiliates, the Seller shall, or shall cause such Affiliate to, make a claim under its insurance policy for recovery in respect of such loss and to pursue such claim actively. If the Seller or such Affiliate, as the case may be, receives insurance proceeds in respect of such loss, the Seller shall, or cause such Affiliate to, remit promptly such proceeds to the Purchaser.

                 SECTION 7.14. Agreement Not to Compete. Each of the Parent and the Seller understand that the Purchaser shall be entitled to protect and preserve the going concern value of the business related to the Acquired Businesses to the extent permitted by law and that the Purchaser would not have entered into this Agreement absent the provisions of this Section and, therefore, agrees that it will not, and will not permit any of its Affiliates to, (i) prior to the fifth anniversary of the Closing Date, directly or indirectly, acquire more than 50% of the outstanding voting securities of any person the principal business of which is the Retail Brokerage Business, provided that (1) if the Parent, the Seller or any Affiliate (the "Acquiring Person") acquires 100% of the outstanding voting securities of a person (the "Acquired Person") engaged in the Retail

Brokerage Business not as its principal business, the Acquiring Person shall offer, or cause the Acquired Person to offer, to sell to the Purchaser the Retail Brokerage Business of the Acquired Person for an amount in cash equal to that portion of the purchase price paid by the Acquiring Person that is attributable to the Retail Brokerage Business of the Acquired Person, and (2) if such acquisition is of more than 50% but less than 100% of the outstanding voting securities of the Acquired Person, the Acquiring Person's obligation shall be to use reasonable efforts consistent with its fiduciary duties to cause the Acquired Person to make such an offer; (ii) prior to the fifth anniversary of the Closing Date, directly or indirectly induce any employee of the Purchaser or any of its subsidiaries to leave such employ, or to accept any other position or employment or assist any other person in hiring such employee; and (iii) at any time communicate or divulge any material secret or confidential information, knowledge or data used primarily in any Acquired Business (except to the extent required by Applicable Law). For purposes of this Section, the phrase "directly or indirectly engage in" shall include having a direct or indirect ownership interest (other than ownership of 50% or less of the outstanding voting securities of a person in any Person which engages primarily in the Retail Brokerage Business. Nothing in this Section shall prevent any member of the Financial Services Group from engaging in any business conducted by any member of the Financial Services Group on the Closing Date (other than the Retail Brokerage Business conducted by the Seller Group on the Closing Date). Except as specifically provided in the first sentence of this Section, nothing in this Section is intended to restrict in any way the ability of the Financial Services Group to sell or otherwise distribute Securities, annuities or insurance products, or other financial instruments, products, or services. In the event that any member of the Financial Services Group desires to arrange with a third party engaged in the Retail Brokerage Business to sell or otherwise distribute material amounts of such financial instruments, products, or services, such member shall, either in advance thereof or simultaneously, give the Purchaser a reasonable opportunity to make an offer to enter into such an arrangement.

                 SECTION 7.15. Ordinary Conduct. To the extent that the Seller or an Affiliate of the Seller is in control of an Included Subsidiary on the Closing Date, the Seller shall cause the business of such Included Subsidiary to be conducted on the Closing Date in the ordinary course and in a manner substantially consistent with past practice.



                                  ARTICLE VIII

                           Covenants of the Purchaser

                 The Purchaser covenants as follows:

                 SECTION 8.01. Actions Before the Closing Date. The Purchaser shall not take any action that would, or could reasonably be expected to, cause it to be in breach of any representations, warranties, covenants or agreements contained in any Transaction Document. The Purchaser shall use all reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Purchaser under this Agreement as soon as possible.

                 SECTION 8.02. Consents and Approvals. The Purchaser shall use all reasonable efforts to obtain (and to cooperate with the Parent and the Seller in obtaining) all necessary consents, waivers, authorizations and approvals of all Governmental Authorities and of all other persons required to be obtained by the Purchaser in connection with the execution, delivery and performance by it of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

                 SECTION 8.03. Reasonable Efforts. The Purchaser shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate the transactions contemplated hereby in accordance with the terms hereof; provided, however, that the Purchaser's obligations under this Section shall not limit or impair the Purchaser's rights under this Agreement to deliver notices of assets and liabilities to be excluded.

                 SECTION 8.04.  Access to Records and Information.   Following
the Closing, the Purchaser shall permit the Seller reasonable access during normal business hours to, and grant to the Seller the right to make copies of, all documents, contracts, books, records and data constituting part of the Acquired Assets. The Seller shall maintain the confidentiality of all such contracts, books, records, data and other documents, except as otherwise required by Applicable Law.

                 SECTION 8.05. Certificates of Designation. On or prior to the Closing Date, the Purchaser shall amend its Certificate of Incorporation to include as a part thereof Certificates of Designation for the Convertible Preferred Stock and the Redeemable Preferred Stock substantially in the form attached hereto as Exhibits A and B.

                 SECTION 8.06. Purchaser Securities. Prior to the Closing Date, the Purchaser shall not take any action that would have resulted in an adjustment to the conversion price of the Convertible Preferred Stock had the Convertible Preferred Stock been outstanding at the time of such action.

                 SECTION 8.07. Return of Excluded Documents. Should the Purchaser receive any Excluded Documents, the Purchaser shall promptly return such Excluded Documents to the Seller.

                 SECTION 8.08. Ordinary Conduct. To the extent that the Purchaser or an Affiliate of the Purchaser is in control of an Included Subsidiary on the Closing Date, the Purchaser shall cause the business of such Included Subsidiary to be conducted on the Closing Date in the ordinary course and in a manner substantially consistent with past practice.

                 SECTION 8.09. Information To Be Furnished. The Purchaser shall furnish the Seller all information required for inclusion in any application or filing made by the Seller in connection with the transactions contemplated by the Transaction Documents.


                                   ARTICLE IX

                      Additional Agreements of the Parties

                 SECTION 9.01. Additional Acquired Businesses. The Purchaser, in its sole discretion, may within 30 days of the date hereof elect from time to time during such period to acquire as part of the acquisition pursuant to this Agreement additional businesses of the Seller Group and, upon such election, such businesses shall constitute "Acquired Businesses". If and to the extent the Purchaser shall make any determination not to acquire any particular additional business, the Purchaser shall promptly advise the Seller of such determination. Notwithstanding the foregoing, the representations and warranties set forth in
Article V shall apply to the Acquired Assets included within such Additional Businesses only from and after 45 days following the date hereof. In addition, the Seller shall have the right, by notice to the Purchaser at any time on or before the expiration of such 45-day period, to amend, modify or supplement any representation or warranty set forth in Article V with respect to such additional Acquired Businesses (and the related Acquired Assets). If the Seller shall amend, modify or supplement in any material respect any representation or warranty with respect thereto, the parties shall negotiate in good faith alternative provisions with respect to any such additional Acquired Assets. If the parties are unable to agree with respect to such alternative provisions within ten Business Days, such businesses shall, at the option of the Purchaser (exercised within five Business Days from the expiration of such ten Business Day period), not constitute "Acquired Businesses".

                 SECTION 9.02. Allocation of Purchase Price. (a) The Seller and the Purchaser agree that the aggregate of the value of the Redeemable Preferred Stock and the value of the right to receive the Deferred Purchase Price shall equal the aggregate liquidation preference of the Redeemable Preferred Stock, the value of the Convertible Preferred Stock shall equal its liquidation preference, and the value of the Common Stock Consideration shall equal 21,500,000 multiplied by the mean of the high and low per-share prices at which the Common Stock trades on the NYSE on the Closing Date. The Purchaser and the Seller shall agree prior to the Closing Date on estimated allocations of the Purchase Price to the extent necessary to permit the making of timely Transfer Tax filings. In addition, as soon as practicable after the Closing Date, but in no event later than the date 30 days prior to the due date of the Form 8594 referred to in Section 9.02(c), the Purchaser shall provide to the Seller proposed statements (the "Allocation Statements") allocating the total of the Purchase Price and any other payments properly treated as additional Purchase Price for Tax purposes made by the Purchaser pursuant to this Agreement to the different items of Acquired Assets, including the Acquired Assets held by any Included Subsidiary, pursuant to the rules of
Section 1060 of the Code and the regulations thereunder. The Seller and the Purchaser shall agree on the method of applying such rules with respect to any assets or liabilities of an Included Subsidiary. Such allocations shall be based on valuations (i) of any Acquired Liquid Assets in accordance with their treatment on the Closing Balance Sheet and pursuant to the method articulated in Section 3.04(c), (ii) of any Accounts Receivable at their face amount less any reserve attributable thereto on the Closing Balance Sheet, and (iii) of all other assets at the value agreed by the Seller and the Purchaser (the "Allocation Principles"). Within 30 days following delivery to the Seller of the proposed Allocation Statements, the Seller may propose changes to the proposed allocations in accordance with the Allocation Principles, together with a reasonably detailed explanation of the reasons therefor. Within 15 days following delivery to the Purchaser of such proposed changes in accordance with the Allocation Principles, the Purchaser shall deliver to the Seller a statement of objections (if any) to such proposed changes, in accordance with the Allocation Principles, together with a reasonably detailed explanation of the reasons therefor. If the Purchaser and the Seller are unable, within 15 days after receipt by the Seller of the Purchaser's statement of objections, to resolve the disputed objections, such disputed objections shall be referred to the Independent Accounting Firm. The Independent Accounting Firm shall, within 60 days following its selection, deliver to the Seller and the Purchaser a written report determining whether the matters that are the subject of the disputed objections complied with the Allocation Principles and, if not, the adjustments that would be required to cure such items. Such determination shall be conclusive and binding upon the parties hereto for all purposes, and the Allocation Statements shall be so adjusted. The fees and disbursements of the Independent Accounting Firm acting under this Section shall be shared equally by the Purchaser and the Seller.
The parties shall cooperate with one another and with each other's representatives in order to resolve any and all matters in dispute as quickly as practicable.

                 (b) The Allocation Statements shall be revised from time to time to reflect any adjustment to Purchase Price for Tax purposes required by
Section 12.05 or otherwise by Applicable Law.

                 (c) The Purchaser and the Seller shall file and cause to be filed all Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the Allocation Statements as revised from time to time. The Purchaser shall prepare the

Form 8594 under Section 1060 of the Code relating to the transactions contemplated by this Agreement based on the Allocation Statements and deliver such Form to the Seller within 30 calendar days after finalization of the Allocation Statements as provided above. The Purchaser and the Seller shall file, or cause the filing of, such Form with each relevant Taxing Authority, and refrain, and cause their Affiliates to refrain, from taking any position inconsistent with such Allocation Statements as revised from time to time with any Taxing Authority unless otherwise required by Applicable Law.

                 SECTION 9.03. Bulk Transfer Laws. The Seller and the Purchaser hereby waive compliance with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to the Purchaser.

                 SECTION 9.04. Sales of Physical Capital. To the extent the Purchaser sells or transfers any Physical Capital forming part of the Acquired Operating Assets during the 18 month period following the Closing, the Purchaser shall pay to the Seller in cash an amount equal to the excess of (i) the sum of (A) the net after-tax proceeds realized by the Purchaser on such sale or transfer plus (B) the aggregate amounts, if any, previously realized by the Purchaser upon all prior sales or transfers of any other such assets plus
(C) the net book value as reflected on the Closing Balance Sheet of all such remaining assets held by the Purchaser over (ii) $20,000,000. The Purchaser and the Seller shall agree on the bookkeeping methods to be utilized under this Section.

                 SECTION 9.05. Off-Balance Sheet Positions. (a) As promptly as practicable, and in any event not later than 30 days prior to the Closing, the parties shall work together to develop or ratify, or both, a hedging strategy or strategies relating to the different classes of Securities forming part of the inventories of the Acquired Businesses. Not later than 15 Business Days prior to the Closing Date, the Seller shall notify the Purchaser in writing of all off-balance sheet hedges and derivatives relating to the Acquired Businesses. Within five Business Days of such notice, the Purchaser shall notify the Seller of any hedges and derivatives that the Purchaser is willing to accept, in accordance with the following rules: (i) if such strategy or strategies are reasonably satisfactory to the Purchaser, any such hedge or derivative established or entered into by the Seller Group in accordance with such strategy or strategies shall be accepted, (ii) any such hedge or derivative inconsistent with any agreed strategy or strategies shall be accepted only if satisfactory to the Purchaser and (iii) any such hedge or derivative established or entered into in accordance with any strategy not reasonably satisfactory to the Purchaser shall be accepted only if satisfactory to the Purchaser. Any such hedge or derivative so accepted, and any Securities related thereto, shall constitute Acquired Assets. Any such hedge or derivative not so accepted, and all Securities related thereto, shall constitute Excluded Assets.

                 (b) Within three Business Days after the Closing, the Seller shall notify the Purchaser in writing of all off-balance sheet hedges and derivatives established or entered into by the Purchaser less than 15 Business Days prior to the Closing. Within five Business Days of receipt of notice, the Purchaser shall notify the Seller of any such hedges or derivatives that the Purchaser is willing to accept in accordance with the principles set forth in
Section 9.05(a).

                 (c) No other off-balance sheet hedge or derivative of any member of the Seller Group shall be included in the Acquired Assets (other than any hedges or derivatives relating to the derivatives business of the Seller Group, which will be included in the Acquired Assets only if the Purchaser elects pursuant to Section 9.01 to acquire such business).


                                   ARTICLE X

                                Employee Matters

                 SECTION 10.01. Seller Plans. Except as otherwise provided in the Restructuring Agreement or as set forth in Section 2.05(b), all assets and liabilities associated with each Benefit Plan shall be retained by the Seller.

                 SECTION 10.02. Cooperation. The parties shall provide each other with access to such information regarding employees and former employees of the Seller Group as may be reasonably necessary to administer their respective benefit and compensation programs.

                                   ARTICLE XI

                                  Tax Matters

                 SECTION 11.01. Taxable Periods. (a) In the case of any taxable period that includes but does not end on the day before the Closing Date (a "Straddle Period"):

                 (i) real, personal and intangible property Taxes ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

                 (ii) all Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed based on an actual closing of the books as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other "flow through" entity, based on an actual closing of the books as if the taxable period of such partnership or other "flow through" entity ended as of the close of business on the Closing Date.

                 (b) In the case of any taxable period other than a Straddle Period, all income, deductions, and other items shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an actual closing of the books of Seller and the Included Subsidiaries on the day before the Closing Date.

                 (c) In the case of any taxable period, if the Closing Date occurs on a date other than the first day of a fiscal month of Seller, all income, deductions, and other items for such month (other than amounts attributable to transactions not in the ordinary course of business and other than closing adjustments and other similar adjustments) will be prorated on a daily basis.

                 SECTION 11.02. Tax Allocation Agreement. At the Closing, an agreement (the "Tax Allocation Agreement") in the form of Exhibit D shall be executed with respect to the Included Subsidiaries.

                 SECTION 11.03. Cooperation. The Seller, each of the Included Subsidiaries and the Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns, including maintaining and making available to each other all books and records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes and in all other Tax matters, and to keep each party advised as to any issue relating to Taxes which could have a bearing on such other party's responsibility under this Agreement or the Tax Allocation Agreement. At the Purchaser's request, the Seller shall provide the Purchaser with, or cause to be provided to the Purchaser, copies of Returns in its possession (or in the possession of its Affiliates), or the relevant portions of such Returns, to the extent such Returns relate to Covered Taxes. The Purchaser and the Seller recognize that the Seller and its Affiliates shall need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by, and certain employees of, the Purchaser and the Included Subsidiaries to the extent such records and information pertain to, or have information or knowledge of, events occurring on or prior to the Closing Date; therefore, the Purchaser shall, and shall cause each of the Included Subsidiaries to, (i) properly retain and maintain such records for 10 years from the Closing Date (or for such longer period as the Seller requests in writing) and (ii) allow the Seller and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates reasonably acceptable to the parties, to inspect, review and make copies of such records, and have access to such employees, as the Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours. At the end of the 10-year period described in clause (i), the Purchaser shall either (A) transfer such records (or cause such records to be transferred) to the Seller, or (B) on 90 days' written notice to the Seller, destroy or otherwise dispose of such records. If the Seller or an Affiliate of the Seller shall claim a deduction for any indemnity payment under this Agreement or otherwise under the Transaction Documents or any Restructuring Payment, and if the Internal Revenue Service or other Taxing Authority shall provide written notice to the Seller or any Affiliate of the Seller that such Taxing Authority may assert that such deduction was improperly claimed (which written notice shall include an

Information Document Request or similar written request for information relating to such deduction), the Seller shall promptly notify the Purchaser and, notwithstanding Sections 11.07 and 12.05(c), the Purchaser or any Affiliate of the Purchaser may file a protective refund claim or take similar action reasonably designed to protect its ability to claim a deduction therefor in the event that the deduction claimed by the Seller or its Affiliate is disallowed.

                 SECTION 11.04. Treatment of Closing Date. The Purchaser and the Seller shall file, or cause to be filed, all relevant Returns, including the Returns of any Included Subsidiary, and execute, or cause to be executed, such other documents as may be required by any Taxing Authority, on the basis that the purchase and sale contemplated by Article II shall occur for Tax purposes as of the close of business on the day before the Closing Date and refrain from taking any position inconsistent with such basis with any Taxing Authority unless the relevant Taxing Authority will not accept a Return filed on that basis, or unless otherwise required under Applicable Law after a final determination thereof.

                 SECTION 11.05. FIRPTA. The Seller shall deliver to the Purchaser at the Closing a duly executed certificate in the form specified in Treas. Reg. Section 1.1445-2(b)(2)(iii).

                 SECTION 11.06. Transfer Taxes. The Seller and the Purchaser shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required to comply with the provisions of any Transfer Tax laws. To the extent legally able to do so, the Purchaser shall deliver to the Seller exemption certificates satisfactory in form and substance to the Seller with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be so imposed. All Transfer Taxes shall be borne equally by the Seller and the Purchaser; provided, however, that the maximum amount of Transfer Taxes so borne by the Purchaser pursuant to this Agreement and the Tax Allocation Agreement shall be $4,000,000, with any excess being borne by Seller.

                 SECTION 11.07. Consistent Tax Reporting. Unless there has been a final determination (including the execution of a Form 870-AD or successor form) to the contrary, neither the Purchaser nor any Affiliate of the Purchaser shall claim any Tax deduction in respect of expenses or other obligations incurred with respect to Continuing Employees, or other items for which the Seller or its Affiliates are responsible, whether under the Restructuring Agreement or otherwise, for which a deduction is claimed by the Seller or an Affiliate of the Seller.


                                  ARTICLE XII

                                Indemnification

                 SECTION 12.01. Indemnification by the Seller and the Parent. The Seller and the Parent shall, jointly and severally, indemnify and fully defend, save and hold each Purchaser Indemnitee harmless from any losses, damages, liabilities, claims, costs, expenses, fines, penalties, amounts paid in settlement and reasonable attorneys' fees and expenses (collectively, "Losses") suffered by such Purchaser Indemnitee, as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to:

                 (a) any breach of any representation or warranty of the Parent or any member of the Seller Group made in any Transaction Document or in any certificate or other document delivered pursuant to any Transaction Document;

                 (b) any failure of the Parent or any member of the Seller Group duly to perform or observe any of its covenants or agreements contained in any Transaction Document;

                 (c) any Excluded Liability;

                 (d) the termination of any Contract forming part of the Excluded Assets; and

                 (e) each Contract forming part of the Excluded Assets that the Seller is required pursuant to the Restructuring Agreement to keep in effect to implement the Conversion Plan.

                 SECTION 12.02. Indemnification by the Purchaser. The Purchaser shall indemnify and fully defend, save and hold each Seller Indemnitee harmless from any Loss suffered by such Seller Indemnitee, as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to:

                 (a) any breach of any representation or warranty of the Purchaser made in any Transaction Document or in any certificate or other document delivered pursuant to any Transaction Document;

                 (b) any failure of the Purchaser duly to perform or observe any of the Purchaser's covenants or agreements contained in any Transaction Document; or

                 (c) any Assumed Liability.

                 SECTION 12.03. Procedures for Indemnification. (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party of the Third Party Claim reasonably promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, reasonably promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party claim, other than those notices and documents (including court papers) separately addressed to the indemnifying party; provided, however, that failure to deliver any such notice or document shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

                 (b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses at its sole cost and upon written notice to the indemnified party acknowledging its obligation to indemnify the indemnified party therefor in accordance with the terms of this Agreement, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that (i) if the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense and (ii) the indemnified party shall be entitled to employ separate counsel, at the expense of the indemnifying party, and to participate in the defense of such Third Party Claim if in the opinion of counsel to such indemnified party a conflict or potential conflict exists between such indemnified party and the indemnifying party that would make such separate representation advisable (provided that the indemnified party shall only be responsible under this clause (ii) for the fees of one counsel for all indemnified parties). The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof.

                 (c) If the indemnifying party so elects to assume the defense of any Third Party Claim, the indemnified parties shall cooperate with the indemnifying party in the defense thereof. Such cooperation shall include the retention and (upon the indemnifying party's reasonable request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which would not otherwise significantly adversely affect the indemnified party. The indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim the defense of which shall have been assumed by the indemnifying party in accordance with the terms hereof. The indemnified party shall have the right to admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim the defense of which shall not have been assumed by the indemnifying party.

                 (d) Notwithstanding the foregoing, the indemnifying party shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending any Third Party Claim if such Third Party Claim, if successful, is likely to result in a judgment, decree or order of injunction or other equitable relief or relief for other than money damages against the indemnified party.

                 (e) In the event any indemnified party should have a claim for indemnity against any indemnifying party that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Article, except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 20 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Article, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Article, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                 (f) This Section shall not apply to any claim for indemnification with respect to any Tax Claim.

                  SECTION 12.04. Tax Claims. (a) (1) The Purchaser shall promptly notify the Seller in writing of any claim or potential claim made by any Taxing Authority that, if successful, would result in an indemnity payment to any Purchaser Indemnitee pursuant to
Section 12.01 or pursuant to the Tax Allocation Agreement (a "Tax Claim"); the Purchaser shall notify the Seller in writing within 30 days of receipt of any communication to the Purchaser or any Affiliate of the Purchaser from any Taxing Authority, or the making of any communication to any Taxing Authority by the Purchaser or any Affiliate of the Purchaser, with respect to any Tax Claim; and the Purchaser shall notify the Seller in writing at least 15 days prior to the date it intends to make payment of any Tax claimed pursuant to any Tax Claim; provided, however, that the failure to give any such notice under this paragraph (1) shall not affect the indemnification provided hereunder except to the extent Seller has been actually prejudiced as a result of such failure.

                 (2) The Seller shall promptly notify the Purchaser in writing of any claim or potential claim made by any Taxing Authority that, if successful, would result in an indemnity payment to any Seller Indemnitee pursuant to Section 12.02 or pursuant to the Tax Allocation Agreement (also a "Tax Claim"); the Seller shall notify the Purchaser in writing within 30 days of receipt of any communication to the Seller or any Affiliate of the Seller from any Taxing Authority, or the making of any communication to any Taxing Authority by the Seller of any Affiliate of the Seller, with respect to any Tax Claim; and the Seller shall notify the Purchaser in writing at least 15 days prior to the date it intends to make payment of any Tax claimed pursuant to any Tax Claim; provided, however, that the failure to give any such notice under this paragraph (2) shall not affect the indemnification provided hereunder except to the extent the Purchaser has been actually prejudiced as a result of such failure.

                 (b) (1) With respect to any Tax Claim described in Section 12.04(a)(1), the Seller shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Seller shall first consult in good faith with the Purchaser with respect to the conduct of the defense of a Tax Claim.

                 (2) With respect to any Tax Claim described in Section 12.04(a)(2), the Purchaser shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any or all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Purchaser shall first consult in good faith with the Seller with respect to the conduct of the defense of a Tax Claim.

                 (c) The Seller and the Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes for a Straddle Period. Neither the Seller nor the Purchaser shall settle any such Tax Claim without the prior written consent of the other.

                 (d) The Purchaser, each Included Subsidiary and each of their respective Affiliates on the one hand, and the Seller and its respective Affiliates on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and, upon request, the provision to the requesting person of records and information which are reasonably relevant to such Tax Claim, and in making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

                 SECTION 12.05. Losses Net of Insurance, etc. (a) The amount of any Loss for which indemnification is provided under this Article or otherwise under the Transaction Documents shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this Section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the indemnified party has actually realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment and the incurrence or payment of such Loss. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (including the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for Taxes and payments between the Seller and the Purchaser to reflect such adjustment shall be made if necessary. Any indemnity payment under this Agreement or otherwise under the Transaction Documents and any Restructuring Payment (other than a Restructuring Payment for which a deduction is claimed by Seller) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

                 (b) The amount of any payment by Seller or any Affiliate of Seller pursuant to the Restructuring Agreement or in connection with the Restructuring (as defined in the Restructuring Agreement) (a "Restructuring Payment") made to Purchaser or to an Affiliate of Purchaser shall be (i) increased to take account of any net Tax cost incurred by the payee (grossed up to reflect such increase) and (ii) reduced to take account of any net Tax benefit realized by the payee arising from the incurrence or payment of any amount in respect of which the Restructuring Payment is made.

                 (c) If a Restructuring Payment is made to an employee of Purchaser or of an Affiliate of Purchaser (or otherwise to any person other than Purchaser or an Affiliate of Purchaser), then Purchaser shall pay to Seller the amount of any net Tax benefit realized by the Purchaser or any Affiliate of the Purchaser by reason of such Restructuring Payment (grossed up to reflect such payment).

                 (d) In determining the amount and timing of any payment due under paragraph (b) or (c), the principles of paragraph (a) shall apply.

                 SECTION 12.06. Survival of Representations and Warranties. The representations and warranties in the Transaction Documents and in any certificate or other document delivered pursuant hereto shall survive the Closing.


                                  ARTICLE XIII

                      Conditions Precedent to Performance
                          by the Parent and the Seller

                 The obligations of the Parent and the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

                 SECTION 13.01. Performance of the Obligations of the Purchaser. The Purchaser shall have performed in all material respects all material obligations required under the Transaction Documents to be performed by it on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by the President or any Vice President of the Purchaser to the foregoing effect.

                 SECTION 13.02. HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

                 SECTION 13.03. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Authority nor any statute, rule or regulation, promulgated or enacted by any Governmental Authority that prevents the consummation of the transactions contemplated hereby shall be in effect.

                 SECTION 13.04. Governmental Approvals. Any consents and approvals of the Commission, the NYSE, the Federal Reserve Bank of New York, the NASD and the CFTC to consummate the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent or approval would not materially impair the ability of the Parent or the Seller to perform their obligations under the Transaction Documents.

                 SECTION 13.05. Other Approvals. The Transaction Documents and the transactions contemplated thereby shall have been approved by the Board of Directors of the Parent.


                                  ARTICLE XIV

            Conditions Precedent to the Performance by the Purchaser

                 The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions, any one or more of which may be waived by the Purchaser in its sole discretion:

                 SECTION 14.01. Performance of the Obligations. The Parent and each member of the Seller Group shall have performed in all material respects all material obligations required under the Transaction Documents to be performed by it on or before the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date and signed by the President and any Vice President of the Parent and by the chief executive officer and the chief financial officer of the Seller to the foregoing effect.

                 SECTION 14.02. HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

                 SECTION 14.03. No Violation of Orders. No preliminary or permanent injunction or other order issued by any Governmental Authority nor any statute, rule or regulation, promulgated or enacted by any Governmental Authority that prevents the consummation of the transactions contemplated hereby, shall be in effect.

                 SECTION 14.04. Governmental Approvals. Any consents and approvals of the Commission, the NYSE, the Federal Reserve Bank of New York, the NASD and the CFTC required to consummate the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent or approval would not materially impair the ability of the Purchaser to conduct any material portion of the Acquired Businesses.

                 SECTION 14.05. Absence of Restraint. No event shall have occurred nor shall any circumstance exist which is reasonably likely to result in an order of the Commission, any authority of any state or territory of the United States, or of the District of Columbia, primarily responsible for the regulation or registration of persons engaged in the securities business, the NYSE, the NASD or any court prohibits the Purchaser hiring, or limits the ability of the Purchaser to hire, at least 75% of the retail brokers employed by the Seller on the date hereof.

                 SECTION 14.06. Other Approvals. The Transaction Documents and the transactions contemplated thereby shall have been approved by the Board of Directors of the Purchaser.


                                   ARTICLE XV

                                  Termination

                 SECTION 15.01.  Conditions of Termination.   Notwithstanding
anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

                 (a) by mutual consent of the Seller and the Purchaser;

                 (b) by either the Purchaser or the Seller if the Closing shall not have occurred by February 28, 1995; provided, however, that (i) if the Closing shall not have occurred by such date due to the failure to satisfy the condition described in Sections 13.03 and 14.03 because of an injunction or order, neither the Purchaser nor the Seller may terminate this Agreement unless the applicable injunction or order preventing the satisfaction of such condition is final and nonappealable and (ii) this Agreement may not be terminated pursuant to this clause (b) by any party if such party or one of its Affiliates is in material breach of its obligations under any Transaction Document;

                 (c) by either the Purchaser or the Seller if the other, or any Affiliate of the other, is in material breach of its obligations under any Transaction Document;

                 (d) by the Purchaser if prior to November 5, 1995, the Purchaser discovers facts, which existed at the date of this Agreement, of such seriousness and significance that, had such facts been known at such date, a reasonable businessperson would not have entered into this Agreement;

                 (e) by the Seller if the Purchaser has not obtained the approval of its Board of Directors of the Transaction Documents and the transactions contemplated thereby on or before October 21, 1994; and

                 (f) by the Purchaser if the Parent has not obtained the approval of its Board of Directors of the Transaction Documents and the transactions contemplated thereby on or before October 21, 1994.

                 SECTION 15.02. Effect of Termination. In the event of termination pursuant to Section 15.01, this Agreement shall become null and void and have no effect, with no liability on the part of the Parent, the Seller or the Purchaser, or their directors, officers, agents or stockholders, with respect to this Agreement, except for (i) the liability of a party for expenses pursuant to Section 16.03; and (ii) liability for breach of this Agreement.


                                  ARTICLE XVI

                                 Miscellaneous

                 SECTION 16.01. Successors and Assigns. Except as otherwise provided in this Agreement and except for an assignment by the Purchaser to one of its Affiliates, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto, and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that no such assignment shall reduce or otherwise vitiate any of the obligations of any other party hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

                 SECTION 16.02. Governing Law; Jurisdiction. (a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                 (b) Each party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the Supreme Court of the State of New York, New York County. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Supreme Court of the State of New York, New York County, or (B) the United Sates District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                 SECTION 16.03. Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees, whether or not the transactions contemplated hereby are consummated.

                 SECTION 16.04. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect and the parties shall negotiate in good faith to replace the part hereof declared null, void or unenforceable with an alternative provision that preserves for the parties the benefits of this Agreement.

                 SECTION 16.05. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the Business Day after delivery to Federal Express or a similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed to the party, as follows:

                                  If to the Seller:

                                         Kidder, Peabody Group, Inc.
                                         10 Hanover Square
                                         New York, New York 10005

                                         Attn:  John M. Liftin

                                         Telecopy:  (212) 510-4920

                                      Copies to:

                                         Cleary, Gottlieb, Steen & Hamilton
                                         One Liberty Plaza
                                         New York, New York 10006

                                         Attn:  Alan L. Beller

                                         Telecopy:  (212) 225-3999

                                         and to the Parent

                                  If to the Parent:

                                        General Electric Company
                                        3135 Easton Turnpike
                                        Fairfield, Connecticut 06431

                                        Attn:  Senior Counsel for Transactions

                                        Telecopy:  (203) 373-3008

                                      Copy to:

                                         Davis Polk & Wardwell
                                         450 Lexington Avenue
                                         New York, New York 10017

                                         Attn:  Dennis S. Hersch

                                         Telecopy:  (212) 450-4800

                                  If to the Purchaser:

                                         Paine Webber Group Inc.
                                         1285 Avenue of the Americas
                                         New York, New York 10019

                                         Attn:  General Counsel

                                         Telecopy:  (212) 713-2114

                                      Copy to:

                                         Cravath, Swaine & Moore
                                         825 Eighth Avenue
                                         New York, New York 10019
                                         Attn:  David G. Ormsby

                                         Telecopy:  (212) 474-3700

                 Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

                 SECTION 16.06. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                 SECTION 16.07. Public Announcements. Until the earlier of the Closing and the termination of this Agreement, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without prior consent of the other parties hereto.

                 SECTION 16.08. Entire Agreement. The Transaction Documents contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede and replace all prior agreements and understandings, oral or written, with regard to such transactions.

                 SECTION 16.09. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parent, the Seller and the Purchaser and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Purchaser. Except as set forth in
Article XII with respect to Seller Indemnitees and Purchaser Indemnitees, no provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller or the Purchaser.

                 SECTION 16.10. Headings. The table of contents and section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                 SECTION 16.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                       PAINE WEBBER GROUP INC.,

                                         by
                                            -------------------------
                                            Name:
                                            Title:


                                       GENERAL ELECTRIC COMPANY,

                                         by
                                            -------------------------
                                            Name:
                                            Title:


                                       KIDDER, PEABODY GROUP INC.,

                                         by
                                            -------------------------
                                            Name:
                                            Title: